QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

by and among

CONGRESS FINANCIAL CORPORATION (WESTERN)

as Lender

and

WACHOVIA SECURITIES, INC.

as the Arranger and Administrative Agent

and

GUESS ?, INC.,

GUESS? RETAIL, INC.

and

GUESS.COM, INC.

as Borrowers

Dated: September 27, 2002

i

SECTION 8.	REPRESENTATIONS AND WARRANTIES	38
8.1	Corporate Existence; Power and Authority	38
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	38
8.3	Financial Statements; No Material Adverse Change	39
8.4	Priority of Liens; Title to Properties	39
8.5	Tax Returns	39
8.6	Litigation	39
8.7	Compliance with Other Agreements and Applicable Laws	39
8.8	Environmental Compliance	40
8.9	Employee Benefits	40
8.10	Intellectual Property	41
8.11	Subsidiaries; Affiliates; Capitalization; Solvency	41
8.12	Labor Disputes	42
8.13	Restrictions on Subsidiaries	42
8.14	Material Contracts	42
8.15	Payable Practices	42
8.16	Accuracy and Completeness of Information	42
8.17	Survival of Warranties; Cumulative	42
SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS	42
9.1	Maintenance of Existence	42
9.2	New Collateral Locations	43
9.3	Compliance with Laws, Regulations, Etc	43
9.4	Payment of Taxes and Claims	44
9.5	Insurance	44
9.6	Financial Statements and Other Information	45
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc	46
9.8	Encumbrances	47
9.9	Indebtedness	48
9.10	Loans, Investments, Etc	50
9.11	Dividends and Redemptions	51
9.12	Further Restriction on Loans, Investments, Dividends and Redemptions	52
9.13	Transactions with Affiliates	52
9.14	Compliance with ERISA	52
9.15	End of Fiscal Years, Fiscal Quarters	52

ii

9.16	Change in Business	53
9.17	Limitation of Restrictions Affecting Subsidiaries	53
9.18	Net Worth	53
9.19	License Agreements	53
9.20	Costs and Expenses	54
9.21	Further Assurances	55
SECTION 10.	EVENTS OF DEFAULT AND REMEDIES	55
10.1	Events of Default	55
10.2	Remedies	57
SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	59
11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	59
11.2	Waiver of Notices	61
11.3	Amendments and Waivers	61
11.4	Waiver of Counterclaims	61
11.5	Indemnification	61
SECTION 12.	TERM OF AGREEMENT; MISCELLANEOUS	61
12.1	Term	61
12.2	Interpretive Provisions	63
12.3	Notices	64
12.4	Partial Invalidity	64
12.5	Successors	64
12.6	Entire Agreement	64
12.7	Counterparts, Etc	64
12.8	Confidentiality	65
SECTION 13.	JOINT AND SEVERAL LIABILITY AND SURETYSHIP WAIVERS	65
13.1	Independent Obligations; Subrogation	65
13.2	Authority to Modify Obligations and Security	65
13.3	Waiver of Defenses	66
13.4	Exercise of Lender's Rights	66
13.5	Additional Waivers	66
13.6	Additional Indebtedness	66
13.7	Subordination	67
13.8	Revival	67
13.9	Understanding of Waivers	67

iii

INDEX TO
EXHIBITS AND SCHEDULES

•	Exhibit A	•	Information Certificate
•	Exhibit B	•	Compliance Certificate
•	Schedule 4.1	•	Permitted Locations, etc.
•	Schedule 5.2(b)	•	Chattel Paper and Instruments
•	Schedule 5.2(f)	•	Letters of Credit, etc.
•	Schedule 5.2(g)	•	Commercial Tort Claims
•	Schedule 8.4	•	Liens
•	Schedule 8.8	•	Environmental Disclosures
•	Schedule 8.10	•	Intellectual Property
•	Schedule 8.12	•	Labor Relations
•	Schedule 8.14	•	Material Contracts
•	Schedule 9.9	•	Indebtedness
•	Schedule 9.10	•	Loans and Advances

LOAN AND SECURITY AGREEMENT

        This Loan and Security Agreement dated September 27, 2002 is entered into by and among CONGRESS FINANCIAL CORPORATION (WESTERN), a California corporation ("Lender"), WACHOVIA SECURITIES, INC., a Delaware corporation (as the "Arranger and Administrative Agent"), and GUESS ?, INC., a Delaware corporation, GUESS? RETAIL, INC., a Delaware corporation, and GUESS.COM, INC., a Delaware corporation, jointly and severally as co-borrowers (each a "Borrower" and collectively, the "Borrowers").

W I T N E S S E T H:

        WHEREAS, Guess ?, Inc. owns all of the issued and outstanding capital stock of the other Borrowers; and

        WHEREAS, Borrowers operate as an integrated business unit with common product lines and the financial success of each of them is dependent upon the financial success of each other; and

        WHEREAS, Guess ?, Inc. receives essentially all of the payments made on account of the income of all of the Borrowers, and pays all of the expenses of the Borrowers; and

        WHEREAS, all of the administrative and accounting functions of all of the Borrowers are consolidated and performed at their chief executive office; and

        WHEREAS, it would be impractical and uneconomical for Borrowers to change their operations and their administrative and accounting functions so as to act as separate and distinct enterprises; and

        WHEREAS, Borrowers have requested that Lender enter into certain financing arrangements with Borrowers as an integrated business unit pursuant to which Lender may make loans and provide other financial accommodations to Borrowers as an integrated business unit; and

        WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1.    DEFINITIONS

        For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

        1.1    "Accounts"    shall mean all present and future rights of Borrowers to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit, charge or debit card along with all information contained on or for use with such card.

        1.2    "Adjusted Eurodollar Rate"    shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

        1.3    "Adjusted Tangible Net Worth"    shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its Subsidiaries (if any), the amount equal to the difference between: (a) the aggregate net book value of all assets of such Person and its Subsidiaries (excluding the value of patents, trademarks, tradenames, copyrights, licenses, goodwill, prepaid assets and other intangible assets), calculating the book value of inventory for this purpose on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (b) the aggregate amount of the Indebtedness and other liabilities of such Person and its Subsidiaries (including tax and other proper accruals).

        1.4    "Affiliate"    shall mean, with respect to a specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five percent (5%) or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five percent (5%) or more of any class of Voting Stock or in which such Person beneficially owns or holds five percent (5%) or more of the equity interests and (c) any director or executive officer of such Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

        1.5    "Availability Compliance Period"    shall mean the period of time beginning upon an Availability Triggering Event or a Compliance Triggering Event, as applicable from time to time under this Agreement, and continuing through the Availability Compliance Reinstatement Date.

        1.6    "Availability Compliance Reinstatement Date"    shall mean the 180th consecutive day on which the sum of (i) the Excess Availability or Compliance Excess Availability, as applicable from time to time under this Agreement, plus (ii) the amount, converted to Dollars, resulting from the corresponding calculation under the Canadian Facility is equal to at least Twenty Million Dollars ($20,000,000).

        1.7    "Availability Compliance Report"    shall mean a compliance report delivered by Borrowers to Lender on a monthly basis during the Availability Compliance Period, in form and substance satisfactory to Lender.

        1.8    "Availability Triggering Event"    shall mean the occurrence of any event or events or the existence of any circumstance or circumstances that cause the sum of (i) the Excess Availability under this Agreement, plus (ii) the amount, converted to Dollars, resulting from the corresponding calculation under the Canadian Facility to be less than Twenty Million Dollars ($20,000,000).

        1.9    "Average Excess Availability"    shall mean the average daily amount, as determined by Lender, for the immediately preceding fiscal quarter, equal to: (a) the Borrowing Base, plus (b) Borrowers' unrestricted cash and/or Cash Equivalents that are on deposit in a securities or deposit account subject to a control agreement, in form and substance satisfactory to Lender, minus (c) the book overdraft of Borrower, minus (d) the amount of all then outstanding and unpaid Obligations.

        1.10    "Blocked Accounts"    shall have the meaning set forth in Section 6.3 hereof.

        1.11    "Borrowing Base"    shall mean, at any time, the amount equal to: (a) eighty-five percent (85%) of the Net Amount of Eligible Accounts, plus (b) the lowest of: (i) the sum of (A) sixty-five percent (65%) (or seventy-two percent (72%) for the period from August 1 to October 31 of each year) of the Value of Eligible Inventory consisting of finished goods plus (B) fifty percent (50%) (or forty percent (40%) for the period commencing on the date hereof and continuing until the first anniversary thereof) of the Value of Eligible Inventory consisting of raw materials for such finished goods, up to a maximum amount of Five Million Dollars ($5,000,000) or (ii) eighty-five percent (85%) of the Net Recovery Value expressed as a percentage of cost of the Value of Eligible Inventory as reflected on the most recent appraisal of the Inventory received and accepted by Lender prior to the date of the calculation, or (iii) the Inventory Sublimit minus the Canadian Inventory Sublimit, less (c) the Gift Certificate and Store Credit Reserve, less (d) any Reserves. For purposes of calculating the Borrowing Base, the amount of Eligible Inventory located in Canada shall not exceed 10% of all the Eligible Inventory. For purposes only of applying the sublimit on Loans based on Eligible Inventory set forth in clause (b)(iii) above, Lender may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Loans to the extent Lender is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations.

        1.12    "Business Day"    shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of California or the State of North Carolina, and a day on which the Reference Bank and Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

        1.13    "Canadian Borrowers"    shall mean Guess? Canada Corporation and Guess? Canada Retail, Inc.

        1.14    "Canadian Facility"    shall mean a revolving line of credit to be entered into by the Canadian Borrowers which shall not permit overadvances in excess of the Canadian Permitted Overadvance and shall otherwise be on terms and conditions and with lenders satisfactory to Lender, as such facility may be amended or replaced from time to time.

        1.15    "Canadian Guarantee"    shall mean a guarantee by the Borrowers of any amounts borrowed by the Canadian Borrowers under the Canadian Facility; provided that (i) such guarantee is made on terms and conditions satisfactory to the Lender and (ii) the rights of the lenders under the Canadian Facility with respect to such guarantee are subordinated to the rights of Lender under this Agreement on terms and conditions satisfactory to Lender pursuant to an intercreditor agreement between the Arranger and Administrative Agent, Lender and the Canadian lenders.

        1.16    "Canadian Inventory Sublimit"    shall mean the U. S. Dollar equivalent of the maximum amount that may be borrowed by the Canadian Borrowers under the Canadian Facility against Inventory of the Canadian Borrowers, without regard to limitations imposed by any borrowing base formulas.

        1.17    "Canadian Maximum Credit"    shall mean the U. S. Dollar equivalent of the maximum amount that may be borrowed by the Canadian Borrowers under the Canadian Facility without regard to limitations imposed by any borrowing base formulas or borrowing sublimits. The Canadian Maximum Credit shall be Fifteen Million Dollars ($15,000,000); provided that the Canadian Borrowers will be permitted upon thirty (30) days prior written notice to Lender to increase or decrease the Canadian Maximum Credit one time per year beginning on October 1, 2003, effective on October 1 of each year and only in increments of One Million Dollars ($1,000,000); provided further that the aggregate effect of all such elections may not increase the Canadian Maximum Credit above Twenty Million Dollars ($20,000,000) or decrease it below Ten Million Dollars ($10,000,000).

        1.18    "Canadian Permitted Overadvance"    shall mean the amount, expressed in Dollars, borrowed by the Canadian Borrowers under the Canadian Facility in excess of the amount otherwise permitted to be borrowed based on the borrowing base formulas in the Canadian Facility, up to a maximum of Five Million Dollars ($5,000,000), provided that the amount of such Canadian Permitted Overadvance may be changed only one time per calendar quarter on the first Business Day following the end of each quarter, only in increments of One Million Dollars ($1,000,000), and only upon three (3) Business Days' prior written notice to Lender.

        1.19    "Canadian Permitted Overadvance Reserve"    shall mean a Reserve equal to the amount of the Canadian Permitted Overadvance.

        1.20    "Capital Leases"    shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

        1.21    "Capital Stock"    shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, partnership interests or limited liability company interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

        1.22    "Cash Equivalents"    shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America of any agency or instrumentality thereof; provided, that the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers' acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than Two Hundred Fifty Million Dollars ($250,000,000); (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than Two Hundred Fifty Million Dollars ($250,000,000); (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit to the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

        1.23    "Central Collection Deposit Account"    shall mean any deposit account established by any Borrower that is used by Borrowers to receive deposits from local retail store deposit accounts or from sales of Inventory or other proceeds of Collateral arising from transactions other than sales at local retail stores.

        1.24    "Change of Control"    shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of any Borrower or the adoption of a plan by the stockholders of such Borrower relating to the dissolution or liquidation of such Borrower; (c) with respect to Parent, the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the voting power of the total outstanding Voting Stock or the Board of Directors and with respect to the other Borrowers, the acquisition by any Person other than Parent of any outstanding Voting Stock of any such Borrower; (d) with respect to Parent, during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of Parent, as the case may be, was approved by a vote of at least sixty-six and two-thirds percent (66 2/3%) of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then still in office, or in the case of the other Borrowers any director shall be elected or appointed to the Board of Directors by any Person other than Parent; or (e) the failure of the Permitted Holders to hold at least fifty one percent (51%) of the voting power of the total outstanding Voting Stock of Parent, other than as a result of a public offering of such Voting Stock, at which time the Permitted Holders shall hold at least thirty percent (30%) of the voting power of the total outstanding Voting Stock of Parent, and the failure of Parent to own one hundred percent (100%) of the voting power of the total outstanding Voting Stock of the other Borrowers.

        1.25    "Code"    shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

        1.26    "Collateral"    shall have the meaning set forth in Section 5 hereof.

        1.27    "Collateral Access Agreement"    shall mean an agreement in writing, in form and substance satisfactory to Lender, from any lessor of premises to any Borrower, or any other person to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Lender in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Lender access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Lender's rights and remedies and otherwise deal with such Collateral and, in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Lender and agrees to follow all instructions of Lender with respect thereto.

        1.28    "Compliance Excess Availability"    shall mean the amount, as determined by Lender, as of any time, equal to: (a) the Borrowing Base, plus (b) the lesser of (i) Five Million Dollars ($5,000,000) and (ii) the result of (A) Borrowers' unrestricted cash and/or Cash Equivalents that are on deposit in a securities or deposit account subject to a control agreement, in form and substance satisfactory to Lender, minus (B) the book overdraft of Borrower, minus (C) the amount of all then outstanding and unpaid Obligations.

        1.29    "Compliance Triggering Event"    shall mean the occurrence of any event or events or the existence of any circumstance or circumstances that cause the sum of (i) the Compliance Excess Availability under this Agreement, plus (ii) the amount, converted to Dollars, resulting from the corresponding calculation under the Canadian Facility to be less than Twenty Million Dollars ($20,000,000).

        1.30    "Default"    shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

        1.31    "Deposit Account Control Agreement"    shall mean an agreement in writing, in form and substance satisfactory to Lender, by and among Lender, any Borrower and any bank at which any deposit account of such Borrower is at any time maintained which provides that such bank will comply with instructions originated by Lender directing disposition of the funds in the deposit account without further consent by such Borrower and such other terms and conditions as Lender may require, including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Lender Payment Account all funds received or deposited into the Blocked Accounts, as provided in Sections 6.3 and 6.4.

        1.32    "Dilution"    means, as of any date of determination, a percentage, based upon the experience of the immediately prior 180 days, that is the result of dividing the Dollar (or Dollar equivalent) amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts during such period, by (b) Borrowers' gross billings with respect to Accounts during such period.

        1.33    "Dilution Reserve"    means, as of any date of determination, a Reserve sufficient to reduce the advance rate against Eligible Accounts by one percentage point for each percentage point or fraction thereof by which Dilution is in excess of six percent (6%).

        1.34    "Discount Reserve"    shall mean a Reserve equal to the discount reserve taken by Borrowers on their financial statements prepared in accordance with GAAP of discounts on sales of Inventory allowed by Borrowers as reported by Borrowers in the financial statements delivered under Section 9.6.

        1.35    "Dollars"    or "$" means United States dollars.

        1.36    "Domestic Subsidiary"    shall mean a Subsidiary that is organized or incorporated under the laws of the United States of America, any state thereof or the District of Columbia.

        1.37    "EBITDA"    shall mean, with respect to any fiscal period, Parent's and its Subsidiaries' consolidated net earnings (or loss), minus extraordinary gains, plus interest expense, income taxes, and depreciation and amortization, plus non-cash extraordinary losses for such period, as determined in accordance with GAAP.

        1.38    "Eligible Accounts"    shall mean Accounts created by Borrowers which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

          (a)  such Accounts arise from the actual and bona fide sale and delivery of goods by Borrowers or rendition of services by Borrowers in the ordinary course of their business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

          (b)  such Accounts do not permit payment more than ninety (90) days after the original invoice date, and are not unpaid more than sixty (60) days after their original due date;

          (c)  such Accounts comply with the terms and conditions contained in Section 7.2 of this Agreement;

          (d)  such Accounts do not arise from sales on consignment, guaranteed sale, sale and return (excluding consumer returns in the ordinary course of business), sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

          (e)  such Accounts do not arise from or are related to the Securitization Assets;

          (f)    the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Lender's request, Borrowers shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Lender to perfect the security interests of Lender in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Lender may request to enable Lender as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Lender's option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to Borrowers an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America and in Dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and if required by Lender, the original of such letter of credit has been delivered to Lender or Lender's agent and Borrowers have complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Lender or naming Lender as transferee beneficiary thereunder, as Lender may specify, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

          (g)  such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon Borrowers' satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

          (h)  the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by any Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

          (i)    there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

          (j)    such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

          (k)  neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower;

          (l)    the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

          (m)  there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

          (n)  such Accounts are not evidenced by or arising under any instrument or chattel paper;

          (o)  such Accounts of a single account debtor or its affiliates do not constitute more than twenty percent (20%) of all otherwise Eligible Accounts except that with respect to the aggregate accounts of Federated Department Stores, Inc. and May Department Stores Company and their respective affiliates, such percentage shall be fifty percent (50%) (but in each case the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

          (p)  such Accounts are not owed by an account debtor who has Accounts that permit payment more than ninety (90) days after their original invoice date or remain unpaid more than sixty (60) days after their original due date which constitute more than fifty percent (50%) of the total Accounts of such account debtor;

          (q)  the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit Borrowers to seek judicial enforcement in such State of payment of such Account, unless the relevant Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

          (r)  such Accounts are owed by account debtors whose total indebtedness to Borrowers does not exceed the credit limit with respect to such account debtors as determined by Borrowers from time to time in the ordinary course of business consistent with their current practices as of the date hereof and as is reasonably acceptable to Lender (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts);

          (s)  such Accounts do not arise from any licensing or royalty rights; and

          (t)    such Accounts are owed by account debtors deemed creditworthy at all times by Lender in good faith.

        The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Lender in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Lender has no written notice thereof from Borrowers prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Lender. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

        1.39    "Eligible Inventory"    shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrowers and raw materials for such finished goods, in each case which are acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include:

          (a)  work-in-process;

          (b)  short rolls;

          (c)  trim;

          (d)  packaging and shipping materials;

          (e)  supplies used or consumed in Borrowers' business;

          (f)    Inventory at premises other than those listed on Schedule 4.1 as permitted locations or at new store locations opened in accordance with Section 9.2, except Inventory in transit from one permitted location within the United States to another, and except any Inventory which would otherwise be deemed Eligible Inventory that is not located at a premises described above may nevertheless be considered Eligible Inventory:

            (i)    as to locations in landlord lien states (Borrowers do not need to comply with this subparagraph with respect to locations other than those in landlord lien states) which are leased by any Borrower if Lender shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor or if Lender shall not have received such Collateral Access Agreement (or Lender shall determine to accept a Collateral Access Agreement which does not include all required provisions or provisions in the form otherwise required by Lender), Lender may, at is option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Lender shall have established such Reserves in respect of amounts at any time payable by any Borrower to the owner and lessor thereof as Lender shall determine, and

            (ii)  as to locations owned and operated by a third person, if Lender shall have received a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator or if Lender shall not have received such Collateral Access Agreement (or Lender shall determine to accept a Collateral Access Agreement which does not include all required provisions or provisions in the form otherwise required by Lender), Lender may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Lender shall have established such Reserves in respect of amounts at any time payable by any Borrower to the owner and operator thereof as Lender shall determine, and, in addition, as to locations owned and operated by a third person, Lender shall have received, if required by Lender: (A) UCC-1 financing statements between the owner and operator, as consignee or bailee, and the relevant Borrower, as consignor or bailor, in form and substance satisfactory to Lender, which are duly assigned to Lender and (B) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Lender;

          (g)  Inventory subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement;

          (h)  bill and hold goods;

          (i)    obsolete, excess or slow moving Inventory;

          (j)    Inventory which is not subject to the first priority, valid and perfected security interest of Lender;

          (k)  returned, damaged and/or defective Inventory;

          (l)    Inventory purchased or sold on consignment; and

          (m)  Inventory located outside the United States of America or Canada, unless such Inventory is in transit to a permitted location within the United States or Canada and Lender has a perfected first priority security interest in such Inventory and has received appropriate documentation to permit Lender to gain possession and control of such Inventory.

        The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Lender in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Lender has no written notice thereof from Borrowers prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Lender. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

        1.40    "Environmental Laws"    shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

        1.41    "Equipment"    shall mean all of Borrowers' now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

        1.42    "ERISA"    shall mean the United States Employee Retirement Income Security Act of 1974, together with all final regulations thereunder.

        1.43    "ERISA Affiliate"    shall mean any person required to be aggregated with any Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

        1.44    "ERISA Event"    shall mean (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a "prohibited transaction" with respect to which any Borrower or any of its Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which any Borrower or any of its Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in a Material Adverse Change.

        1.45    "Eurodollar Rate"    shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrowers and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrowers in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrowers.

        1.46    "Eurodollar Rate Loans"    shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

        1.47    "Event of Default"    shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

        1.48    "Excess Availability"    shall mean the amount, as determined by Lender, calculated at any time, equal to: (a) the Borrowing Base, plus (b) Borrowers' unrestricted cash and/or Cash Equivalents that are on deposit in a securities or deposit account subject to a control agreement, in form and substance satisfactory to Lender, minus (c) the book overdraft of Borrower, minus (d) the sum of: (i) the amount of all then outstanding and unpaid Obligations, plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrowers which are more than sixty (60) days past due as of the last day of the immediately preceding fiscal month, and plus (iii) the amount of checks issued by Borrowers to pay trade payables and other obligations which are more than sixty (60) days past due as of such time, but not yet sent (but without duplication of clause (b)(ii)), as of the last day of the immediately preceding fiscal month.

        1.49    "Exchange Act"    shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

        1.50    "Federal Funds Rate"    means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Lender on such day.

        1.51    "Financing Agreements"    shall mean, collectively, this Agreement and all notes, guaranties, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrowers or any Obligor in connection with this Agreement.

        1.52    "GAAP"    shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the

Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.18 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Lender prior to the date hereof.

        1.53    "Gift Certificate and Store Credit Reserve"    shall mean, as of any date of determination, a Reserve equal to the amount of fifty percent (50%) of all (i) accrued and outstanding gift certificates issued by Borrowers in the ordinary course of business and (ii) the aggregate amount of outstanding store credits given by Borrowers to their customers in the ordinary course of business.

        1.54    "Governmental Authority"    shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        1.55    "Guess Licensing"    shall mean Guess Licensing, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent.

        1.56    "Hazardous Materials"    shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

        1.57    "Indebtedness"    shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances, drafts or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (market to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency or commodity values; and (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guaranty royalty payments.

        1.58    "Information Certificate"    shall mean the Information Certificate of Borrowers constituting Exhibit A hereto containing material information with respect to Borrowers, their business and assets provided by or on behalf of Borrowers to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

        1.59    "Intellectual Property"    shall mean Borrowers' now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to software, in whatever form created or maintained.

        1.60    "Interest Period"    shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrowers may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that Borrowers may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

        1.61    "Interest Rate"    shall mean, as to Prime Rate Loans, a rate equal to the Prime Rate plus the Prime Rate Margin shown below as in effect from time to time, and, as to Eurodollar Rate Loans, a rate equal to the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrowers as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrowers) plus the Eurodollar Rate Margin shown below as in effect from time to time:

	Trailing Four Quarters EBITDA		Average Excess Availability	Margin over Prime Rate	Margin over Adjusted Eurodollar Rate
•	Greater than or equal to $70,000,000	•	Greater than or equal to $40,000,000	0.00%	1.75%
•	Greater than or equal to $55,000,000 but less than $70,000,000	•	Greater than or equal to $30,000,000 but less than $40,000,000	0.25%	2.00%
•	Greater than or equal to $40,000,000 but less than $55,000,000	•	Greater than or equal to $20,000,000 but less than $30,000,000	0.50%	2.25%
•	Greater than or equal to $25,000,000 but less than $40,000,000	•	Less than $20,000,000	0.75%	2.50%

        If Borrowers' Trailing Four Quarters EBITDA is less than Twenty Five Million Dollars ($25,000,000), the Interest Rate shall be calculated using the margins based on Average Excess Availability set forth above. If Borrowers' Trailing Four Quarters EBITDA is Twenty Five Million Dollars ($25,000,000) or more, the Interest Rate shall be calculated using the lower of the margins applicable based on Trailing Four Quarters EBITDA or Average Excess Availability. Notwithstanding the foregoing, the initial interest rate shall be the Prime Rate plus one-half percent (0.50%) per annum with respect to Prime Rate Loans and the Adjusted Eurodollar Rate plus two and one-fourth percent (2.25%) per annum with respect to Eurodollar Rate Loans, and such rates shall be in effect until financial statements for the period ending December 31, 2002 are delivered; thereafter, the Interest Rate will be adjusted quarterly based on the margins set forth above, such adjustments to take effect on the first day of the month following the timely delivery of financial statements to Lender under this Agreement together with such daily reports of cash and Cash Equivalents that are on deposit in a securities or deposit account subject to a control agreement, in form and substance satisfactory to Lender, less the book overdrafts of Borrowers for such fiscal quarter as requested by Lender and in form and substance reasonably satisfactory to Lender. If financial statements are not timely delivered, the Interest Rate shall be set using the highest margins shown above and shall remain at that rate until the delivery of financial statements that permit the setting of the Interest Rate in accordance with the table above.

        1.62    "Inventory"    shall mean all of Borrowers' now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by any Borrower as lessor; (b) are held by any Borrower for sale or lease or to be furnished under a contract of service or in transit; (c) are furnished by any Borrower under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in Borrowers' business.

        1.63    "Inventory Sublimit"    shall mean an amount equal to the lesser of (y) Sixty-Five Million Dollars ($65,000,000), or (z) an amount equal to seventy-six percent (76%) of the Maximum Credit.

        1.64    "Investment Property Control Agreement"    shall mean an agreement in writing, in form and substance satisfactory to Lender, by and among Lender, any Borrower and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Lender, that it will comply with entitlement orders originated by Lender with respect to such investment property, or other instructions of Lender, or (as the case may be) apply any value distributed on account of any commodity contract as directed by Lender, in each case, without the further consent of such Borrower and including such other terms and conditions as Lender may require.

        1.65    "Lender Payment Account"    shall mean account no. 5000000030321 of Lender at First Union National Bank located at Charlotte, North Carolina, with an ABA no. 053000219 or such other account of Lender as Lender may from time to time designate to Borrowers as the Lender Payment Account for purposes of this Agreement.

        1.66    "Letter of Credit Accommodations"    shall mean, collectively, the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Lender for the account of any Borrower or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower of its obligations to such issuer; sometimes being referred to herein individually as a "Letter of Credit Accommodation".

        1.67    "License Agreements"    shall have the meaning set forth in Section 8.10 hereof.

        1.68    "Loans"    shall mean the loans now or hereafter made by Lender to or for the benefit of Borrowers on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

        1.69    "Material Adverse Change"    shall mean (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers taken as a whole, (b) a material impairment of Borrowers' ability to perform their obligations under the Financing Agreements or of Lender's ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of Lender's liens or security interests with respect to the Collateral as a result of an action or failure to act on the part of a Borrower.

        1.70    "Material Contract"    shall mean (a) any contract or other agreement (other than the Financing Agreements or agreements relating solely to the purchase by any Borrower of Inventory in the ordinary course of such Borrower's business), written or oral, of any Borrower or Borrowers involving monetary liability of or to any Person in an amount in excess of Ten Million Dollars ($10,000,000) in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations or prospects of Borrowers or the validity or enforceability of this Agreement, any of the other Financing Agreements, or any of the rights and remedies of Lender hereunder or thereunder.

        1.71    "Maximum Credit"    shall mean at any time the amount of Eighty-Five Million Dollars ($85,000,000) (subject to Borrowers' right to reduce such amount under Section 12.1(d)) minus the Canadian Maximum Credit.

        1.72    "Multiemployer Plan"    shall mean a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower or any ERISA Affiliate.

        1.73    "Net Amount of Eligible Accounts"    shall mean the gross amount of Eligible Accounts less returns, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

        1.74    "Net Recovery Value"    shall mean the net cash Value derived from the sale and disposition of the Eligible Inventory after deduction of all liquidation costs and other fees and expenses associated therewith.

        1.75    "Obligations"    shall mean any and all Loans, the Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrowers to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to any Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

        1.76    "Obligor"    shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrowers.

        1.77    "Parent"    shall mean Guess ?, Inc.

        1.78    "Permitted Holders"    shall mean collectively Maurice Marciano, Paul Marciano and Armand Marciano, the members of their families, their respective estates, spouses, heirs, ancestors, lineal descendants, spouses of lineal descendants, legatees and legal representatives of any of the foregoing and any trust of which one or more of the foregoing are the trustors, the trustees and/or the beneficiaries.

        1.79    "Person"    or "person" shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

        1.80    "Plan"    means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

        1.81    "Prime Rate"    shall mean the rate from time to time publicly announced by the Reference Bank as its prime rate, whether or not such announced rate is the best rate available at such bank.

        1.82    "Prime Rate Loans"    shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

        1.83    "Receivables"    shall mean all of the following now owned or hereafter arising or acquired property of Borrowers: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; and (c) all payment intangibles of any Borrower and other contract rights, chattel paper, instruments, notes, and other forms of obligations owing to any Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower is a beneficiary).

        1.84    "Records"    shall mean all of Borrowers' present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrowers with respect to the foregoing maintained with or by any other person).

        1.85    "Reference Bank"    shall mean Wachovia Bank, National Association, its successor or such other bank as Lender may from time to time designate.

        1.86    "Renewal Date"    shall the meaning set forth in Section 12.1 hereof.

        1.87    "Reserves"    shall mean as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to Borrowers under the lending formula(s)

provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrowers or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrowers or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Lender determines in good faith constitutes a Default or an Event of Default. To the extent Lender may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Lender, Lender shall not establish a Reserve for the same purpose. The amount of any Reserve established by Lender shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Lender in good faith. Without limiting the generality of the foregoing, Reserves shall include the Dilution Reserve, the Shrinkage Reserve, the Discount Reserve and the Canadian Permitted Overadvance Reserve and may at Lender's discretion include a reserve for sales tax liability.

        1.88    "Securitization"    shall mean the series of related transactions by which (i) Parent and Guess Licensing may transfer to a SPE all or any part of the Securitization Assets, (ii) the SPE will transfer and/or pledge all or certain of such Securitization Assets to another Subsidiary (which may be a corporation, partnership, limited liability company, trust or other legal entity) which will be wholly-owned by the SPE that will issue securities or debt instruments evidencing interests in or secured by such assets and/or the proceeds thereof, (iii) all accounts and other Securitization Assets of the SPE and the proceeds thereof are segregated from and not commingled with the Accounts, the other items of Collateral and the proceeds thereof.

        1.89    "Securitization Assets"    shall mean (i) all or any part of the Intellectual Property that includes and is related to the registered and unregistered trademarks and tradenames currently utilized in the business operations of Parent and its Subsidiaries and Affiliates, including those that are licensed to third parties in and outside of the United States by Parent and Guess Licensing, (ii) all of their respective rights under all or specific licenses granted by Parent and Guess Licensing and (iii) all proceeds from the exploitation thereof or arising with respect thereto, including without limitation all amounts payable by licensees under such licenses and all proceeds of the enforcement of rights with respect to such Intellectual Property.

        1.90    "Securitization Closing Date"    shall mean the closing date of a Securitization.

        1.91    "Securitization Documents"    shall mean the organizational documents of a SPE and any documents entered into by any Borrower, any Subsidiary of a Borrower and/or a SPE in connection with a Securitization.

        1.92    "SPE"    shall mean a direct or indirect Subsidiary of Parent, which may be a corporation, partnership, limited liability company, trust or other legal entity, formed solely for the purposes of effectuating a Securitization.

        1.93    "Shrinkage Reserve"    shall mean a Reserve for reductions in Inventory equal to the shrinkage reserve taken by Borrowers on their financial statements prepared in accordance with GAAP.

        1.94    "Solvent"    shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guaranties given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guaranty the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

        1.95    "Subordinated Notes"    shall mean the 9.50% Senior Subordinated Notes due 2003 and 9.50% Series B Senior Subordinated Notes due 2003 of Parent issued pursuant to an Indenture dated August 23, 1993 with First Trust National Association as Trustee.

        1.96    "Subsidiary"    or "subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

        1.97    "Trailing Four Quarters EBITDA"    shall mean, with respect to any fiscal period, the sum of Parent's and its Subsidiaries' consolidated EBITDA for each of the four (4) fiscal quarters ending at the end of the fiscal period for which the calculation is made.

        1.98    "UCC"    shall mean the Uniform Commercial Code as in effect in the State of California, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of California on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine.

        1.99    "Value"    shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower (known as "intercompany profit") or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Lender prior to the date hereof, if any.

        1.100    "Voting Stock"    shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting power to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

        SECTION 2.    CREDIT FACILITIES

        2.1    Loans.

          (a)  Subject to and upon the terms and conditions contained herein, Lender agrees to make Loans to Borrowers from time to time in amounts requested by any Borrower or Borrowers up to the amount equal to the lesser of: (i) the Borrowing Base or (ii) the Maximum Credit.

          (b)  Lender may, in its discretion, from time to time, upon not less than five (5) days prior written notice to Borrowers, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in good faith that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased or may be reasonably anticipated to increase above historical levels, or (B) the general creditworthiness of account debtors has declined, or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines that: (A) the number of days of the turnover of the Inventory for any period has changed or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, including any such decrease attributable to any change in the nature, quality or mix of the Inventory; provided that Borrowers may respond in writing to such reductions proposed by Lender within two (2) days of Lender's giving notice thereof, and Lender will consider Borrowers' response in determining whether to make the proposed reductions; provided, further, that such reductions will in every case be made by Lender and in Lender's sole discretion. The amount of any decrease in the lending formulas shall have a reasonable relationship to the event, condition or circumstance that is the basis for such decrease as determined by Lender in good faith. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Reserves.

          (c)  Except in Lender's discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit and the amount of Loans and the Letter of Credit Accommodations outstanding at any time with respect to Eligible Inventory that is in transit shall not exceed Fifteen Million Dollars ($15,000,000) in the aggregate. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceeds the amounts available pursuant to this Agreement, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrowers shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

        2.2    Letter of Credit Accommodations.

          (a)  Subject to and upon the terms and conditions contained herein, at the request of Borrowers, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of any Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Loans to Borrowers pursuant to this Section 2.

          (b)  In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Lender a letter of credit fee equal to 1.75% per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof) until the delivery of financial statements for the period ending December 31, 2002. Thereafter, Borrowers shall pay to Lender a letter of credit fee on the daily outstanding balance of the Letter of Credit

  Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of the month following the timely delivery of financial statements to Lender pursuant to this Agreement based on Borrowers' Trailing Four Quarters EBITDA or Average Excess Availability as set forth below:

	Trailing Four Quarters EBITDA		Average Excess Availability	L/C Fee
•	Greater than or equal to $70,000,000	•	Greater than or equal to $40,000,000	1.50%
•	Greater than or equal to $55,000,000 but less than $70,000,000	•	Greater than or equal to $30,000,000 but less than $40,000,000	1.75%
•	Greater than or equal to $40,000,000 but less than $55,000,000	•	Greater than or equal to $20,000,000 but less than $30,000,000	1.75%
•	Greater than or equal to $25,000,000 but less than $40,000,000	•	Less than $20,000,000	2.00

        If Borrowers' Trailing Four Quarters EBITDA is less than Twenty Five Million Dollars ($25,000,000), the letter of credit fee shall be calculated using the margin based on Average Excess Availability set forth above. If Borrowers' Trailing Four Quarters EBITDA is Twenty Five Million Dollars ($25,000,000) or more, the letter of credit fee shall be calculated using the lower of the margins applicable based on Trailing Four Quarters EBITDA or Average Excess Availability. If financial statements are not timely delivered, the letter of credit fee shall be set using the highest margin shown above and shall remain at that rate until the delivery of financial statements that permit the setting of the letter of credit fee in accordance with the table above. Notwithstanding the foregoing, Borrowers shall pay to Lender such letter of credit fee, at Lender's option, without notice, at a rate equal to two percent (2%) per annum higher than the highest rate set forth above on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender. Such letter of credit fee shall, in each case, be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination or non-renewal of this Agreement.

          (c)  Any Borrower or Borrowers shall give Lender two (2) Business Days' prior written notice of Borrowers' request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. The proposed form of the Letter of Credit Accommodation shall be attached to such notice.

          (d)  In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Lender: (i) a Borrower shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application in form and substance satisfactory to such proposed issuer and Lender for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Lender and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) availability under the Borrowing Base, prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer or such Inventory is the subject of a Collateral Access Agreement, the sum of (1) the percentage equal to one hundred percent (100%) minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrowers' locations for Eligible Inventory within the United States of America and (B) if the proposed Letter of Credit Accommodation is for any other purpose, or the documents of title are not consigned to the issuer and such Inventory is not the subject of a Collateral Access Agreement in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory, an amount equal to one hundred percent (100%) of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii)(A) or Section 2.2(d)(iii)(B) above.

          (e)  Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed Forty-Seven Million Five Hundred Thousand Dollars ($47,500,000) minus the maximum amount of letter of credit accommodations available to the Canadian Borrowers under the Canadian Facility.

          (f)    Borrowers shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation except for losses, claim, damages, liabilities, costs and expenses arising from the gross negligence or willful misconduct of Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Borrowers assume all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrowers' agent. Borrowers assume all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrowers hereby release and hold Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or willful misconduct of Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

          (g)  In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrowers shall, at Lender's request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Lender holds a security interest to deliver them to Lender and/or subject to Lender's order, and if they shall come into any Borrower's possession, to deliver them, upon Lender's request, to Lender in their original form.

          (h)  Borrowers hereby irrevocably authorize and direct any issuer of a Letter of Credit Accommodation to name any Borrower as the account party therein and to deliver to Lender all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Lender's instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant any Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guaranty or indemnification in writing with respect to such Letter of Credit Accommodation. Borrowers shall be bound by any interpretation made in good faith by Lender or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower. Lender shall have the sole and exclusive right and authority to, and Borrowers shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.

          (i)    Any rights, remedies, duties or obligations granted or undertaken by any Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrowers to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrowers to Lender and to apply in all respects to Borrowers.

        SECTION 3.    INTEREST AND FEES

        3.1    Interest.

          (a)  Borrowers shall pay to Lender interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

          (b)  Borrowers may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrowers shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans.

  Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrowers, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrowers shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrowers from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than six (6) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than Five Million Dollars ($5,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof, (vi) Borrowers shall exercise reasonable efforts to assure that the maximum amount of the Eurodollar Rate Loans at any time requested by Borrowers shall not exceed the amount equal to ninety percent (90%) of the lowest principal amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, and (vii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrowers. Any request by Borrowers for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

          (c)  Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Borrowers shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrowers) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

          (d)  Interest shall be payable by Borrowers to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrowers to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

          (e)  Notwithstanding the foregoing, Borrowers shall pay to Lender interest, at Lender's option, without notice, at a rate of two (2.0%) percent per annum greater than the highest rates otherwise set forth in the definition of "Interest Rate" as follows:

            (i)    on the non-contingent Obligations for the period from and after the date of termination hereof, or the date of the occurrence of an Event of Default, and for so long as such Event of Default is continuing as determined by Lender and until such time as Lender has received full and final payment of all such Obligations (notwithstanding entry of any judgment against Borrowers); and

            (ii)  on the Loans at any time outstanding in excess of the amounts available to Borrowers under Section 2 (whether or not such excess(es) arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

          All interest accruing hereunder on and after the occurrence of any of the events referred to in this Section 3.1(e) shall be payable on demand.

        3.2    Closing Fee.    Borrowers shall pay to Lender as a closing fee the amount of Five Hundred Thirty-Seven Thousand Five Hundred Dollars ($537,500), which shall be fully earned as of the date hereof and one-half of which shall be payable on the date hereof and the remaining one-half shall be payable on the first anniversary of the date hereof. This amount is intended to include any closing fee that would otherwise be due in connection with the Canadian Facility.

        3.3    Servicing Fee.    Borrowers shall pay to Lender monthly a servicing fee in an amount equal to Seven Thousand Five Hundred Dollars ($7,500) in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter. This amount is intended to include any servicing fee that would otherwise be due in connection with the Canadian Facility.

        3.4    Unused Line Fee.    Borrowers shall pay to Lender monthly an unused line fee at a rate equal to three-eighths percent (0.375%) per annum calculated upon the amount by which Sixty Million Dollars ($60,000,000) exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

        3.5    Changes in Laws and Increased Costs of Loans.

          (a)  Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrowers, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant with Lender to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) shall result in the increase in the costs to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans by an amount deemed by Lender to be material, or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. Borrowers shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrowers) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof; provided that no such person shall be entitled to compensation for any such loss, cost or expense with respect to any period prior to six months prior to the date of the demand delivered to Borrowers.

          (b)  If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrowers shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of Borrowers) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

          (c)  A certificate of Lender setting forth the basis for the determination of the amount necessary to compensate Lender or any participant under this Section 3.5 shall be delivered to Borrowers and shall be conclusive, absent manifest error.

        SECTION 4.    CONDITIONS PRECEDENT

        4.1    Conditions Precedent to Initial Loans and Letter of Credit Accommodations.    Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

          (a)  Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by the existing lenders to Borrowers of their respective financing arrangements with Borrowers and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of any Borrower and each Obligor, duly authorized, executed and delivered by it or each of them, including, but not limited to, UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and any Borrower or any Obligor, as debtor;

          (b)  all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of each Borrower certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower as is set forth herein and such document as shall set forth the organizational identification number of such Borrower, if one is issued in its jurisdiction of incorporation);

          (c)  no Material Adverse Change shall have occurred since the date of Lender's latest field examination;

          (d)  Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Loans available to Borrowers (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date of closing and test counts of the Inventory in a manner satisfactory to Lender, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Lender to accurately identify and verify the Collateral), the results of which each case shall be satisfactory to Lender, not more than five (5) Business Days prior to the date hereof;

          (e)  Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, agreements with Customs Brokers and the

  Collateral Access Agreements listed on Schedule 4.1 by owners and lessors of leased premises of Borrowers and by warehouses at which Collateral is located;

          (f)    the Excess Availability as determined by Lender, as of the date hereof shall be not less than Twenty Million Dollars ($20,000,000) after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the transactions hereunder;

          (g)  Lender shall have received, in form and substance satisfactory to Lender, Deposit Account Control Agreements by and among Lender, Borrowers and each bank where any Borrower has the Central Collection Deposit Accounts set forth on Schedule 4.1, in each case, duly authorized, executed and delivered by such bank and the relevant Borrower (or Lender shall be the bank's customer with respect to such deposit account as Lender may specify);

          (h)  Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has a valid perfected first priority security interest in all of the Collateral, subject to the liens permitted pursuant to Section 9.8;

          (i)    Lender shall have received and reviewed lien and judgment search results for the jurisdictions of incorporation or organization of Borrowers, the jurisdictions of the chief executive offices of Borrowers and all jurisdictions listed on Schedule 4.1 in which assets of Borrowers are located, which search results shall be in form and substance satisfactory to Lender;

          (j)    Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

          (k)  Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrowers with respect to the Financing Agreements and such other matters as Lender may request; and

          (l)    the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

        4.2    Conditions Precedent to All Loans and Letter of Credit Accommodations.    Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

          (a)  all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

          (b)  no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or could reasonably be expected to have a Material Adverse Change; and

          (c)  no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

        4.3    Conditions Subsequent.    The following conditions subsequent must be performed within the time frames specified. The failure of these conditions, or any of them, shall constitute an Event of Default under this Agreement.

          (a)  The Canadian Facility must be in effect on or before January 3, 2003. The lenders under the Canadian Facility shall have entered into an intercreditor agreement with Lender on terms and conditions satisfactory to Lender. Borrowers shall deliver the Canadian Guarantee in connection with the Canadian Facility. Lender shall have received an updated collateral audit of the Canadian Borrowers and all other appraisals of the Canadian Borrowers' assets, each in form and substance reasonably satisfactory to Lender.

          (b)  Lender shall have conducted an updated audit of Canadian Borrowers within ten (10) days prior to the effectiveness of the Canadian Facility, and Lender must be satisfied with the results of such audit.

          (c)  On or prior to February 28, 2003, Borrowers shall have extended the maturity date of the Subordinated Notes so that the maturity date of the Subordinated Notes shall be later than September 27, 2006 or shall have refinanced the Subordinated Notes with debt that has a maturity date later than September 27, 2006, in any case on terms and conditions satisfactory to Lender.

          (d)  On or prior to October 17, 2002, in respect to insurance respecting Borrowers' Inventory, Borrowers shall have delivered to Lender a satisfactory lender's loss payable endorsement naming Lender as sole lender's loss payee.

        SECTION 5.    GRANT AND PERFECTION OF SECURITY INTEREST

        5.1    Grant of Security Interest.    To secure payment and performance of all Obligations, each Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, all personal property and trade fixtures and interests in property and fixtures of such Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Lender, collectively, the "Collateral"), including:

          (a)  all Accounts;

          (b)  all general intangibles, including, without limitation, all Intellectual Property;

          (c)  all goods, including, without limitation, Inventory and Equipment;

          (d)  all fixtures;

          (e)  all chattel paper (including all tangible and electronic chattel paper);

          (f)    all instruments (including all promissory notes);

          (g)  all documents;

          (h)  all deposit accounts;

          (i)    all letters of credit, banker's acceptances and similar instruments and including all letter-of-credit rights;

          (j)    all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

          (k)  all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) other than securities issued by the SPE or any Subsidiary that is not a Domestic Subsidiary and (ii) monies, credit balances, deposits and other property of such Borrower now or hereafter held or received by or in transit to Lender or its Affiliates or at any other depository or other institution from or for the account of such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

          (l)    all commercial tort claims, including, without limitation, those identified in on Schedule 5.2(g) hereto;

          (m)  to the extent not otherwise described above, all Receivables;

          (n)  all Records; and

          (o)  all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

        5.2    Perfection of Security Interests.

          (a)  Each Borrower irrevocably and unconditionally authorizes Lender (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Lender or its designee as the secured party and any Borrower as debtor, as Lender may require, and including any other information with respect to any Borrower or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Lender may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Borrowers hereby ratify and approve all financing statements naming Lender or its designee as secured party and any Borrower as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Lender prior to the date hereof and ratify and confirm the authorization of Lender to file such financing statements (and amendments, if any). Borrowers hereby authorize Lender to adopt on behalf of any Borrower any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Lender or its designee as the secured party and any Borrower as debtor includes assets and properties of such Borrower that do not at any time constitute Collateral, whether hereunder, under any of the Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by Borrowers to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Borrower without Lender's prior written consent, at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Lender or its designee as secured party and any Borrower as debtor so long as any Obligations (including any Letter of Credit Accommodations) have not been paid and satisfied in full in cash or Lender is obligated to provide Loans or Letter of Credit Accommodations to any Borrower pursuant to the Financing Agreements.

          (b)  Borrowers do not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth on Schedule 5.2(b) hereto. In the event that any Borrower shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrowers shall promptly notify Lender thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower (including by any agent or representative), Borrowers shall deliver, or cause to be delivered to Lender, all tangible chattel paper and instruments that any Borrower may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify, in each case except as Lender may otherwise agree. At Lender's option, Borrowers shall, or Lender may at any time on behalf of any Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Lender with the following legend referring to chattel paper or instruments as applicable: "This chattel paper/instrument is subject to the security interest of Congress Financial Corporation (Western) and any sale, transfer, assignment or encumbrance of this chattel paper/instrument violates the rights of such secured party."

          (c)  In the event that any Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any "transferable record" (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), Borrowers shall promptly notify Lender thereof in writing. Promptly upon Lender's request, Borrowers shall take, or cause to be taken, such actions as Lender may reasonably request to give Lender control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

          (d)  No Borrower has any deposit accounts as of the date hereof, except as set forth in the Information Certificate. No Borrower shall, directly or indirectly, after the date hereof open, establish or maintain any Central Collection Deposit Account unless each of the following conditions is satisfied: (i) Lender shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower to open or establish such Central Collection Deposit Account which notice shall specify in reasonable detail and specificity acceptable to Lender the name of the Central Collection Deposit Account, the owner of the Central Collection Deposit Account, the name and address of the bank at which such Central Collection Deposit Account is to be opened or established, the individual at such bank with whom such Borrower is dealing and the purpose of the Central Collection Deposit Account, (ii) the bank where such Central Collection Deposit Account is opened or maintained shall be acceptable to Lender, and (iii) on or before the opening of such Central Collection Deposit Account, such Borrower shall as Lender may specify either (A) deliver to Lender a Deposit Account Control Agreement with respect to such Central Collection Deposit Account duly authorized, executed and delivered by such Borrower and the bank at which such Central Collection Deposit Account is opened and maintained or (B) arrange for Lender to become the customer of the bank with respect to the Central Collection Deposit Account on terms and conditions acceptable to Lender. The terms of this Section 5.2(d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Borrower's salaried employees.

          (e)  No Borrower owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

            (i)    In the event that any Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower shall promptly endorse,

    assign and deliver the same to Lender, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify. If any securities, now or hereafter acquired by any Borrower are uncertificated and are issued to such Borrower or its nominee directly by the issuer thereof, Borrowers shall immediately notify Lender thereof and such Borrower shall as Lender may specify, either (A) cause the issuer to agree to comply with instructions from Lender as to such securities, without further consent of such Borrower or such nominee, or (B) arrange for Lender to become the registered owner of the securities.

            (ii)  No Borrower shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account or an account that relates solely to a 401(k), pension plan or other similar employee benefit program) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Lender shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Lender the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Lender, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower shall as Lender may specify either (1) execute and deliver, and cause to be executed and delivered to Lender, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower and such securities intermediary or commodity intermediary or (2) arrange for Lender to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Lender.

          (f)    No Borrower is the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker's acceptance or similar instrument as of the date hereof, except as set forth on Schedule 5.2(f). If an Event of Default has occurred and is continuing and in the event that any Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker's acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower shall promptly notify Lender thereof in writing. If an Event of Default has occurred and is continuing, such Borrower shall immediately, as Lender may specify, either (i) deliver, or cause to be delivered to Lender, with respect to any such letter of credit, banker's acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Lender, consenting to the assignment of the proceeds of the letter of credit to Lender by such Borrower and agreeing to make all payments thereon directly to Lender or as Lender may otherwise direct or (ii) cause Lender to become, at such Borrower's expense, the transferee beneficiary of the letter of credit, banker's acceptance or similar instrument (as the case may be).

          (g)  Borrowers have no commercial tort claims as of the date hereof, except as set forth on Schedule 5.2(g). In the event that any Borrower shall at any time after the date hereof have any commercial tort claims in excess of One Million Dollars ($1,000,000) in any one case, Borrowers shall promptly notify Lender thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower to Lender of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by Borrowers to Lender shall be deemed to constitute such grant to Lender. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Lender provided in Section 5.2(a) hereof or otherwise arising by the execution by Borrowers of this Agreement or any of the other Financing Agreements, Lender is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Lender or its designee as secured party and any Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, Borrowers shall promptly upon Lender's request, execute and deliver, or cause to be executed and delivered, to Lender such other agreements, documents and instruments as Lender may require in connection with such commercial tort claim.

          (h)  No Borrower has any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods in transit to a location of Borrowers permitted herein in the ordinary course of business of Borrowers in the possession of the carrier transporting such goods and except for goods being manufactured in the United States. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate, Borrowers shall promptly notify Lender thereof in writing. Promptly upon Lender's request, any Borrower shall deliver to Lender a Collateral Access Agreement duly authorized, executed and delivered by such person and such Borrower.

          (i)    Borrowers shall take any other actions reasonably requested by Lender from time to time to cause the attachment, perfection and first priority of, and the ability of Lender to enforce, the security interest of Lender in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower's signature thereon is required therefor, (ii) causing Lender's name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interest of Lender in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interest of Lender in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

        5.3    Release of Security Interest in Connection with Securitization.    On any Securitization Closing Date and, so long as no Availability Triggering Event and/or an Event of Default has occurred, is continuing or would result therefrom and an Availability Compliance Period (related to an Availability Triggering Event) is not in effect, Parent shall deliver an officer's certificate to Lender stating that such Securitization will close in accordance with the terms of the Securitization Documents where upon the security interest of Lender in the Securitization Assets will be released. Upon the receipt of such officer's certificate, the security interest of Lender in the Securitization Assets associated with such Securitization shall be released without further action by any party, including Lender or any assignee or participant, and Lender, as requested by, and at the expense of, Parent, shall without the necessity of obtaining consent from any assignee or any participant, execute any documents or instruments necessary, in the reasonable judgment of Parent, to evidence such release; provided, in each case, that (i) Lender has received an irrevocable license, in form and substance satisfactory to Lender, from the SPE to use the Intellectual Property included in the Securitization Assets to dispose of or otherwise exercise its rights with respect to any Inventory, (ii) Borrowers have received an irrevocable license, in form and substance satisfactory to Lender, from the SPE to use the Intellectual Property included in the Securitization Assets to conduct their business, (iii) Lender has received from Borrowers a sublicense, in form and substance satisfactory to Lender, extending Borrowers' licensed rights in the Intellectual Property included in the Securitization Assets to Lender, and (iv) receipt by Lender of an opinion of counsel to Borrowers to the effect that the Securitization Documents do not violate, breach or result in a Default under the Financing Agreements, in form and substance reasonably satisfactory to Lender.

        SECTION 6. COLLECTION AND ADMINISTRATION

        6.1    Borrowers' Loan Account.    Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrowers and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

        6.2    Statements.    Lender shall render to Borrowers each month a statement setting forth the balance in the Borrowers' loan account(s) maintained by Lender for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and conclusively binding upon Borrowers as an account stated except to the extent that Lender receives a written notice from Borrowers of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrowers a written statement as provided above, the balance in Borrowers' loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrowers.

        6.3    Collection of Accounts.

          (a)  Prior to the occurrence of an Compliance Triggering Event or Event of Default, Borrowers shall retain control of their cash, including payments and proceeds of Collateral. Concurrently with this Agreement, Borrowers shall establish and maintain, at their expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, with such banks as are acceptable to Lender. Such Blocked Accounts may be Central Collection Deposit Accounts, and the term Blocked Accounts shall mean and include the Central Collection Deposit Accounts. Upon an Event of Default or an Compliance Triggering Event, and during any Availability Compliance Period (related to a Compliance Triggering Event), and upon Lender's request, Borrowers shall promptly deposit into one or more Blocked Accounts and direct their account debtors to directly remit into such Blocked Accounts all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Concurrently with this Agreement, Borrowers shall deliver, or cause to be delivered to Lender, a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained which agreement shall provide that upon notice from Lender (which shall be given upon an Event of Default or an Compliance Triggering Event and revoked promptly after the related Availability Compliance Reinstatement Date), such bank will send funds on a daily basis to the Lender Payment Account and otherwise take instruction with respect to such Blocked Account only from Lender. Promptly upon Lender's request, Borrowers shall execute and deliver such agreements or documents as Lender may require in connection therewith. Borrowers agree that after notice by Lender to the bank under the Deposit Account Control Agreement, all payments made to such Blocked Accounts or other funds received and collected by Lender, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Lender in respect of the Obligations and therefore shall constitute the property of Lender to the extent of the then outstanding Obligations.

          (b)  For purposes of calculating the amount of the Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Lender Payment Account provided such payments and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers' loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) Business Day after receipt of immediately available funds by Lender in the Lender Payment Account, provided such payments or other funds and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrowers' loan account on such day, and if not, then on the next Business Day. In the event that at any time or from time to time upon or after Event of Default or during any Availability Compliance Period (related to a Compliance Triggering Event) there are no Loans outstanding, Lender shall be entitled to an administrative charge in an amount equivalent to the interest Lender would have received for such Business Day had there been Loans outstanding on such day.

          (c)  Upon an Event of Default or any Compliance Triggering Event and during any Availability Compliance Period (related to a Compliance Triggering Event), Borrowers and their respective shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with any Borrower's funds. Borrowers agree to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrowers to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

        6.4    Payments.

          (a)  Borrowers shall pay all Obligations when due. Payments on Obligations shall be made by Borrowers' remitting funds to the Lender Payment Account or, at any time when an Event of Default or Availability Compliance Period (related to a Compliance Triggering Event) exists by payments and proceeds of Collateral being directly remitted to the Lender Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender shall apply payments received or collected from Borrowers or for the account of Borrowers (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Lender from Borrowers; second, to pay interest due in respect of any Loans; third, to pay principal due in respect of the Loans; fourth, to pay or prepay any other Obligations whether or not then due, in such order and manner as Lender determines. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Borrowers, Lender shall not apply any payments which it receives to any Eurodollar Rate Loans except on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans, if payments are received or collected from Borrowers that otherwise would be applied to Eurodollar Rate Loans. Provided no Event of Default or Availability Compliance Period (related to a Compliance Triggering Event) exists, Borrower may instruct Lender to remit such funds to Borrower. Otherwise, such payments shall be held by Lender and shall bear interest at the Federal Funds Rate minus 0.25% per annum commencing on the second Business Day following the date such payments are received or collected from Borrowers and continuing through the date such payments are applied to the Obligations, which shall be upon the expiration of the first Interest Period after receipt or collection of such payments, to the extent of the principal amount of the applicable Eurodollar Rate Loan or otherwise, in Lender's sole discretion, remitted to Borrowers, and (ii) to the extent

  Borrowers use any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which Borrowers acquired such rights or use.

          (b)  At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrowers. Borrowers shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrowers shall be liable to pay to Lender, and do hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

        6.5    Authorization to Make Loans.    Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of any Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Los Angeles time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrowers when deposited to the credit of any Borrower or otherwise disbursed or established in accordance with the instructions of Borrowers or in accordance with the terms and conditions of this Agreement.

        6.6    Use of Proceeds.    Borrowers shall use the initial proceeds of the Loans provided by Lender to Borrowers hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Lender to Borrowers pursuant to the provisions hereof shall be used by Borrowers only for general operating, working capital and other proper corporate purposes of Borrowers not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

        SECTION 7. COLLATERAL REPORTING AND COLLATERAL COVENANTS

        7.1    Collateral Reporting.

          (a)  Borrowers shall provide Lender with the following documents in a form satisfactory to Lender:

            (i)    on a regular basis as required by Lender, a schedule of sales made, credits issued and cash received;

            (ii)  as soon as possible after the end of each month (but in any event within ten (10) Business Days after the end thereof), on a monthly basis or more frequently as Lender may request, (A) perpetual inventory reports, (B) inventory reports by location and category (including identifying Inventory at locations owned and operated by third parties or on consignment), (C) listings of Borrowers' accounts payable until ten (10) Business Days after December 31, 2002, and thereafter, agings of accounts payable (and including information indicating the status of payments to owners and lessors of the leased premises of Borrowers), and (D) agings of accounts receivable (together with a reconciliation to the previous month's aging and general ledger);

            (iii)  upon Lender's request, (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrowers;

            (iv)  monthly, a calculation of the Borrowing Base, in form and substance satisfactory to Lender, certified by the chief financial officer of Parent (which Borrowing Base calculation shall include the calculation of Net Amount of Eligible Accounts after giving effect to the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof); provided, that such certified calculation of the Borrowing Base shall be delivered weekly upon the occurrence of a Compliance Triggering Event and during any Availability Compliance Period (related to a Compliance Triggering Event);

            (v)  such other reports as to the Collateral as Lender shall request from time to time; and

          (b)  If any of Borrowers' records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrowers hereby irrevocably authorize such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

        7.2    Accounts Covenants.

          (a)  Borrowers shall notify Lender promptly of: (i) any material delay in Borrowers' performance of any of its obligations to any account debtor, (ii) all material adverse information relating to the financial condition of any account debtor and (iii) any event or circumstance which, to Borrowers' knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of Borrowers' business in accordance with practices and policies previously disclosed in writing to Lender and except as set forth in the schedules delivered to Lender pursuant to Section 7.1(a) above. So long as no Event of Default exists or has occurred and is continuing, Borrowers shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

          (b)  With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrowers' business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

          (c)  Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

        7.3    Inventory Covenants.    With respect to the Inventory: (a) Borrowers shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrowers' cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request on or after an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) Borrowers shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrowers' business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to any Borrower which is in transit to the locations set forth or permitted herein; (d) upon Lender's request, Borrowers shall, at their expense, no more than once in any twelve (12) month period in which no Availability Triggering Event occurs or twice in any twelve (12) month period during which an Availability Triggering Event occurs or an Availability Compliance Period (related to an Availability Triggering Event) exists, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is expressly permitted to rely; (e) Borrowers shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) Borrowers assume all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrowers shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower to repurchase such Inventory; (i) Borrowers shall keep the Inventory in good and marketable condition; and (j) Borrowers shall not, without prior written notice to Lender or the specific identification of such Inventory with respect thereto provided by Borrowers to Lender pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

        7.4    Equipment Covenants.    With respect to the Equipment: (a) Borrowers shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) Borrowers shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (c) the Equipment is and shall be used in Borrowers' business and not for personal, family, household or farming use; (d) Borrowers shall not remove any Equipment from the locations set forth or permitted herein, except (i) to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrowers, (ii) to move Equipment directly from one location set forth or permitted herein to another such location, (iii) motor vehicles used by or for the benefit of Borrowers in the ordinary course of business; and (iv) to move Equipment between Borrowers' store locations in the United States and Canada or to "shop-in-shop" locations operated by Borrowers' customers in the United States and Canada, (e) the Equipment is now and shall remain personal property and Borrowers shall not permit any of the Equipment to be or become a part of or affixed to real property; and (f) Borrowers assume all responsibility and liability arising from the use of the Equipment.

        7.5    Power of Attorney.    Borrowers hereby irrevocably designate and appoint Lender (and all persons designated by Lender) as each Borrower's true and lawful attorney-in-fact, and authorizes Lender, in such Borrower's or Lender's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of Borrowers' rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign any Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Lender, and open and dispose of all mail addressed to any Borrower and handle and store all mail relating to the Collateral, (ix) do all acts and things which are necessary, in Lender's determination, to fulfill Borrowers' obligations under this Agreement and the other Financing Agreements, (x) endorse any Borrower's name upon any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents or other chattel paper, document, instrument, invoice and similar document or agreement relating to any Inventory or Equipment or any goods pertaining thereto or any other Collateral, and (xi) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in any Borrower's name, Lender's name or the name of Lender's designee, and to sign and deliver to customs officials powers of attorney in any Borrower's name for such purpose, and to complete in any Borrower's or Lender's name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, (b) at any time an Event of Default exists or has occurred and is continuing or during an Availability Compliance Period (related to an Availability Triggering Event), (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse any Borrower's name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Lender and deposit the same in Lender's account for application to the Obligations, and (iv) endorse any Borrower's name upon any chattel paper, instrument, invoice, or similar document or agreement relating to any Receivable, and (c) at any time to sign any Borrower's name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Borrowers hereby release Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

        7.6    Right to Cure.    Lender may, at its option, (a) upon notice to Borrowers, cure any default by Borrowers under any material agreement with a third party that affects the Collateral, its value or the ability of Lender to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Lender therein or the ability of Borrowers to perform its obligations hereunder or under the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrowers' account therefor, such amounts to be repayable by Borrowers on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrowers. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

        7.7    Access to Premises.    From time to time as requested by Lender, at the cost and expense of Borrowers, (a) Lender or its designee shall have complete access to all of Borrowers' premises during normal business hours and after notice to Borrowers, or at any time and without notice to Borrowers if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrowers' books and records, including the Records, and (b) Borrowers shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) Lender or its designee may use during normal business hours such of Borrowers' personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

        SECTION 8. REPRESENTATIONS AND WARRANTIES

        Borrowers hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to Borrowers:

        8.1    Corporate Existence; Power and Authority.    Each Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrowers' financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower's corporate powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrowers enforceable in accordance with their respective terms.

        8.2    Name; State of Organization; Chief Executive Office; Collateral Locations.

          (a)  The exact legal name of each Borrower is as set forth on the signature page of this Agreement and in the Information Certificate. Borrowers have not, during the past five years, been known by or used by any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of their property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

          (b)  Each Borrower is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower or accurately states that such Borrower has none and accurately sets forth the federal employer identification number of each Borrower.

          (c)  The chief executive office and mailing address of Borrowers and Borrowers' Records concerning Accounts are located only at the address identified as such in the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrowers to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrowers and sets forth the owners and/or operators thereof.

        8.3    Financial Statements; No Material Adverse Change.    All financial statements relating to Borrowers which have been or may hereafter be delivered by Borrowers to Lender have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present the financial condition and the results of operation of Borrowers as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers to Lender prior to the date of this Agreement, there has been no Material Adverse Change since the date of the most recent audited financial statements furnished by Borrowers to Lender prior to the date of this Agreement.

        8.4    Priority of Liens; Title to Properties.    The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Each Borrower has good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

        8.5    Tax Returns.    Borrowers have filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by them or any of them. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrowers have paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by any of them, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrowers and with respect to which adequate reserves have been set aside on their books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

        8.6    Litigation.    Except as set forth in the Information Certificate, there is no present investigation by any Governmental Authority pending, or to the best of Borrowers' knowledge threatened, against or affecting any Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrowers' knowledge threatened, against any Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against any Borrower would result in any Material Adverse Change.

        8.7    Compliance with Other Agreements and Applicable Laws.    No Borrower is, in any material respect, in default under, or in violation of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and each Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local Governmental Authority.

        8.8    Environmental Compliance.

          (a)  Except as set forth on Schedule 8.8 hereto, no Borrower and no Subsidiary has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrowers and any Subsidiaries comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

          (b)  Except as set forth on Schedule 8.8 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of Borrowers' knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower and any Subsidiary or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrowers or their business, operations or assets or any properties at which any Borrower has transported, stored or disposed of any Hazardous Materials.

          (c)  Borrowers and their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

          (d)  Borrowers and their Subsidiaries have all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrowers under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

        8.9    Employee Benefits.

          (a)  Each Plan is in material compliance with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of Borrowers' knowledge, nothing has occurred which would cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b)  There are no pending, or to the best of Borrowers' knowledge, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

          (c)  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) with respect to Plans subject to Section 412 of the Code, the current value of each Plan's assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan's liabilities under Section 4001(a)(16) of ERISA by an amount which exceeds Five Million Dollars ($5,000,000); (iii) each Borrower and its ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and its ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a

  Multiemployer Plan; and (v) each Borrower and its ERISA Affiliates have not engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

        8.10    Intellectual Property.    Each Borrower owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrowers do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in the Information Certificate hereto and have not granted any licenses with respect thereto other than as set forth in the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of Borrowers' knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower contesting its right to sell or use any such Intellectual Property. The Information Certificate sets forth all of the agreements or other arrangements of Borrowers pursuant to which any Borrower has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of Borrowers as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by Borrowers after the date hereof, collectively, the "License Agreements" and individually, a "License Agreement"). No trademark, servicemark or other Intellectual Property at any time used by any Borrower which is owned by another person, or owned by any Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Lender, is affixed to any Eligible Inventory, except pursuant to a Securitization as permitted in this Agreement.

        8.11    Subsidiaries; Affiliates; Capitalization; Solvency.

          (a)  No Borrower has any direct or indirect Subsidiaries or Affiliates and no Borrower is engaged in any joint venture or partnership except as set forth in the Information Certificate, subject to the right of Borrowers to form or acquire Subsidiaries in accordance with Section 9.10 hereof.

          (b)  Each Borrower is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed in the Information Certificate as being owned by such Borrower and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

          (c)  The issued and outstanding shares of Capital Stock of each Borrower are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender prior to the date hereof.

          (d)  Each Borrower is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Lender and the other transaction contemplated hereunder.

        8.12    Labor Disputes.

          (a)  Set forth on Schedule 8.12 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to any Borrower and any union, labor organization or other bargaining agent in respect of the employees of Borrower on the date hereof.

          (b)  There is (i) no significant unfair labor practice complaint pending against any Borrower or, to the best of Borrowers' knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or, to best of Borrowers' knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or, to the best of Borrowers' knowledge, threatened against any Borrower.

        8.13    Restrictions on Subsidiaries.    Except for restrictions contained in this Agreement, the Securitization Documents or any other agreement with respect to Indebtedness of Borrowers permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between such Borrower and any of its Subsidiaries or (ii) between any Subsidiaries of such Borrower or (b) the ability of such Borrower or any of its Subsidiaries to incur Indebtedness or grant security interests to Lender in the Collateral.

        8.14    Material Contracts.    Schedule 8.14 hereto sets forth all Material Contracts to which any Borrower is a party or is bound as of the date hereof. Borrowers have delivered true, correct and complete copies of such Material Contracts to Lender on or before the date hereof. No Borrower is in breach of or in default under any Material Contract and no Borrower has received any notice of the intention of any other party thereto to terminate any Material Contract.

        8.15    Payable Practices.    No Borrower has made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

        8.16    Accuracy and Completeness of Information.    All information furnished by or on behalf of Borrowers in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse effect on the business, assets or prospects of Borrowers, which has not been fully and accurately disclosed to Lender in writing.

        8.17    Survival of Warranties; Cumulative.    All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrowers shall now or hereafter give, or cause to be given, to Lender.

        SECTION 9.    AFFIRMATIVE AND NEGATIVE COVENANTS

        9.1    Maintenance of Existence.

          (a)  Borrowers shall at all times preserve, renew and keep in full, force and effect each Borrower's corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business of Borrowers as presently or proposed to be conducted.

          (b)  No Borrower shall change its name unless each of the following conditions is satisfied: (i) Lender shall have received not less than thirty (30) days prior written notice from Borrowers of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Lender shall have received a copy of the amendment to the Certificate of Incorporation of such Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower as soon as it is available.

          (c)  No Borrower shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Lender shall have received not less than thirty (30) days' prior written notice from Borrowers of such proposed change, which notice shall set forth such information with respect thereto as Lender may require and Lender shall have received such agreements as Lender may reasonably require in connection therewith. No Borrower shall change its type of organization, jurisdiction of organization or other legal structure.

        9.2    New Collateral Locations.

          (a)  Borrowers may open new Inventory warehouse locations only within the continental United States provided Borrowers:

            (i)    give Lender thirty (30) days prior written notice of the intended opening of any such new location, and

            (ii)  execute and deliver, or cause to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem necessary or desirable to protect its interests in the Collateral at such location.

          (b)  Borrowers may open any new retail store locations within the United States upon ten (10) days prior written notice to Lender.

          (c)  Borrowers may open new Inventory warehouse locations within Canada provided Borrowers:

            (i)    give Lender sixty (60) days prior written notice of the intended opening of any such new location, and

            (ii)  execute and deliver, or cause to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem necessary or desirable to provide Lender with a first priority security interest under Canadian law subject to the liens permitted pursuant to Section 9.8 and the relevant law of the provinces of Canada in the Inventory located there and to protect Lender's interests in the Collateral at such location, including but not limited to lien searches, financing statements and Collateral Access Agreements. In addition, Lender may establish Reserves relating to Eligible Inventory located in Canada in its reasonable discretion.

        9.3    Compliance with Laws, Regulations, Etc.

          (a)  Each Borrower shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, including ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws.

          (b)  Borrowers shall give written notice to Lender immediately upon Borrowers' receipt of any notice of, or Borrowers' otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by any Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrowers to Lender. Borrowers shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

          (c)  Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrowers in order to avoid any material non-compliance, with any Environmental Law, Borrowers shall, at Lender's request and Borrowers' expense: (i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where Borrowers' non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or Borrowers' response thereto or the estimated costs thereof, shall change in any material respect.

          (d)  Borrowers shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

        9.4    Payment of Taxes and Claims.    Borrowers shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrowers or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Borrowers shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrowers agree to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrowers such amount shall be added and deemed part of the Loans, provided, that nothing contained herein shall be construed to require Borrowers to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

        9.5    Insurance.    Borrowers shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrowers shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrowers fail to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days (ten (10) days for nonpayment of premium) prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for any Borrower at any time an Event of Default exists or has occurred and is continuing, in obtaining, adjusting, settling, amending and canceling such insurance. Borrowers shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender and the named insured as their interests may appear and further specify that Lender shall be paid regardless of any act or omission by any Borrower or any of its Affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

        9.6    Financial Statements and Other Information.

          (a)  Borrowers shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrowers and their Subsidiaries in accordance with GAAP. Borrowers shall promptly furnish to Lender any financial or and all other information as Lender may reasonably request relating to the Collateral and the assets, business and operations of Borrowers, and to notify the auditors and accountants of Borrowers that Lender is authorized to obtain such information directly from them. Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Lender, the following: (i) within forty-five (45) days after the end of each of the first three (3) fiscal quarters in each fiscal year and within ninety (90) days after the end of the fourth fiscal quarter in each fiscal year, quarterly unaudited consolidated financial statements (including balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), and unaudited consolidating financial statements (including balance sheets and statements of income and loss), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrowers and their Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer of Parent, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit B hereto, along with a schedule in form reasonably satisfactory to Lender during any Availability Compliance Period (related to an Availability Triggering Event) of the calculations used in determining, as of the end of such month, whether Borrowers were in compliance with the covenant set forth in Sections 9.18 of this Agreement for such quarter, (ii) during any Availability Compliance Period (related to an Availability Triggering Event), on the last Business Day of any month therein and at any other date as determined by Borrowers in their sole discretion, Borrowers will deliver to Lender an Availability Compliance Report, along with a schedule in form and substance reasonably satisfactory to Lender, of the calculations used in determining, as of the end of such month and such other date determined by Borrowers in their sole discretion, whether Borrowers' Excess Availability plus the amount, converted to Dollars, resulting from the corresponding calculation under the Canadian Facility is equal to at least Twenty Million Dollars ($20,000,000), and (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements (including balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity) and unaudited consolidating financial statements of Borrowers and its Subsidiaries (including balance sheets and statements of income and loss), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrowers and their Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrowers and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrowers and their Subsidiaries as of the end of and for the fiscal year then ended.

          (b)  Borrowers shall promptly notify Lender in writing of the details of (i) any material loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any Material Adverse Change, (ii) any Material Contract of any Borrower being terminated or amended or any new Material Contract being entered into (in which event Borrowers shall provide Lender with a copy of such Material Contract), (iii) any order, judgment or decree in excess of One Million Dollars ($1,000,000) having been entered against any Borrower or any of its properties or assets, (iv) any notification of the violation of any law or regulation received by any Borrower, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

          (c)  Borrowers shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which any Borrower sends to its stockholders generally and copies of all reports and registration statements which any Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

          (d)  Borrowers shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information in respect of the Collateral and the business of Borrowers, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers to any court or other Governmental Authority or to any participant or assignee or prospective participant or assignee. Borrowers hereby irrevocably authorize and direct all accountants or auditors to deliver to Lender, at Borrowers' expense, copies of the financial statements of Borrowers and any reports or management letters prepared by such accountants or auditors on behalf of Borrowers and to disclose to Lender such information as they may have regarding the business of Borrowers. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrowers to Lender in writing.

          (e)  Concurrently with the quarterly financial statements required under Section 9.6(a)(ii), Borrowers shall furnish or cause to be furnished to Lender individual store summary profit and loss statements.

        9.7    Sale of Assets, Consolidation, Merger, Dissolution, Etc.    No Borrower shall, and no Borrower shall permit any Domestic Subsidiary to (and Lender does not authorize any Borrower to), directly or indirectly,

          (a)  merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it; or

          (b)  sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person (other than a Borrower or a Domestic Subsidiary that has executed in favor of Lender a guaranty of the Obligations and a security agreement granting Lender a first priority security interest in all of its assets, each in form and substance satisfactory to Lender), except for (i) sales of Inventory in the ordinary course of business, (ii) the disposition of Equipment so long as (A) after any Event of Default or during any Availability Compliance Period (related to an Availability Triggering Event), any proceeds are paid to Lender and (B) such sales do not involve Equipment having an aggregate fair market value in excess of Ten Million Dollars ($10,000,000) for all such Equipment disposed of in any fiscal year of the relevant Borrower, (iii) transfers of Securitization Assets to a SPE in connection with a Securitization so long as (A) Lender has received an irrevocable license, in form and substance satisfactory to Lender, from the SPE to use the Intellectual Property included in the Securitization Assets to dispose of or otherwise exercise its rights with respect to any Inventory, (B) Borrowers have received an irrevocable license, in form and substance satisfactory to Lender, from the SPE to use the Intellectual Property included in the Securitization Assets to conduct their business, and (C) Lender has received from Borrowers a sublicense, in form and substance satisfactory to Lender, extending Borrowers' licensed rights in the Intellectual Property included in the Securitization Assets to Lender, (D) receipt by Lender of an opinion of counsel to Borrowers to the effect that the Securitization Documents do not violate, breach or result in a Default under the Financing Agreements, in form and substance reasonably satisfactory to Lender, (iv) the issuance and sale by a Borrower of Capital Stock of such Borrower after the date hereof; provided, that such sale of Capital Stock does not result in any Change in Control and as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (v) licensing by any Borrower of any of its Intellectual Property, in the ordinary course of its business, (vi) disposition by any Borrower of any of its warehouse space not necessary to such Borrower's business, in the ordinary course of such Borrower's business, (vii) sales of Cash Equivalents, as provided under Section 9.10(b), and (viii) sales of any publicly traded securities owned by any Borrower, as provided under Section 9.10(c).

          (c)  wind up, liquidate or dissolve, except that Guess Licensing may wind up, liquidate or dissolve following the transfer by it of the Securitization Assets owned by it upon the closing of the Securitization; or

          (d)  agree to do any of the foregoing.

        9.8    Encumbrances.    No Borrower shall, and no Borrower shall permit any Domestic Subsidiary to, create, incur, assume, suffer or permit to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except: (a) the security interests and liens of Lender; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower's or such Subsidiary's business to the extent: (i) such liens secure Indebtedness or other obligations of such Borrower which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of such Borrower or such Subsidiary as presently conducted thereon; (e) purchase money security interests in Equipment (including Capital Leases) to secure Indebtedness permitted under Section 9.9(b) hereof; (f) mortgages on real property, (g) the security interests and liens set forth on Schedule 8.4 hereto, (h) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, (i) any interest or title of a licensee or licensor under any license entered into by a Borrower in the ordinary course of business, (j) liens on property acquired after the date hereof (including liens on property of a Subsidiary acquired after the date hereof) securing Indebtedness permitted under Section 9.9 but only if such lien was not created in contemplation of such acquisition and is limited in scope to the property so acquired, (k) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, customer, appeal and performance bonds and other like obligations incurred in the ordinary course of business and (1) security interests and liens on assets of a SPE in connection with a Securitization.

        9.9    Indebtedness.    No Borrower shall, and no Borrower shall permit any Domestic Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, suffer or permit to exist, any Indebtedness or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the performance, dividends or other obligations of any Person, except:

          (a)  the Obligations;

          (b)  purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases), real property and insurance policies other than any policy insuring any Collateral; provided, that the amount of all such Indebtedness shall not, together with all such Indebtedness incurred by all other Borrowers, exceed Twelve Million Five Hundred Thousand Dollars ($12,500,000) in any fiscal year (provided that any of such amount that is not expended in a fiscal year may be carried forward to subsequent fiscal years for purposes of calculating the restriction under this section) so long as such security interests do not apply to any property of such Borrower other than the Equipment, real property and insurance so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment, real property and insurance so acquired;

          (c)  Indebtedness in respect of appeal bonds, surety bonds, performance bonds and similar obligations incurred in the ordinary course of business;

          (d)  unsecured Indebtedness of a Domestic Subsidiary acquired after the date hereof if such Indebtedness exists at the time of such acquisition and was not incurred in contemplation of such acquisition and does not exceed Ten Million Dollars ($10,000,000) in the aggregate;

          (e)  guaranties of operating leases by Parent to, or for the benefit of, its Domestic Subsidiaries (other than a SPE) in the ordinary course of Parent's business;

          (f)    intercompany advances made by any Borrower to another Borrower or a Domestic Subsidiary (other than a SPE); so long as such Domestic Subsidiary executes for the benefit of Lender and delivers to Lender a continuing guaranty guaranteeing the payment and satisfaction in full in cash of all of Borrowers' Obligation and a security agreement granting Lender a first priority security interest in all of its assets, in form and substance satisfactory to Lender;

          (g)  guaranties by any Subsidiaries of any Borrower of the Obligations in favor of Lenders;

          (h)  Indebtedness of any Borrower under swap agreements, cap agreements, collar agreements, exchange agreements and similar contractual agreements entered into for the purpose of protecting a Person against fluctuations in interest rates or currency values; provided, that such arrangements are with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than Two Hundred Fifty Million Dollars ($250,000,000), are not for speculative purposes and are unsecured;

          (i)    unsecured Indebtedness of any Borrower arising after the date hereof to any third person (other than Indebtedness otherwise permitted under this Section 9.9), provided, that each of the following conditions is satisfied as determined by Lender: (i) such Indebtedness shall be on terms and conditions acceptable to Lender and shall be subject and subordinate in right of payment to the right of Lender to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Lender and such third party, in form and substance satisfactory to Lender, (ii) Lender shall have received not less than ten (10) days prior written notice of the intention of such Borrower to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect hereto and such other information as Lender may reasonably request with respect thereto, (iii) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) on and before the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (v) such Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (vi) Borrowers shall furnish to Lender all notices or demands in connection with such Indebtedness either received by such Borrower or on its behalf promptly after the receipt thereof, or sent by such Borrower or on its behalf concurrently with the sending thereof, as the case may be;

          (j)    the Indebtedness set forth on Schedule 9.9 hereto; provided, that (i) Borrowers may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, except for payments in connection with the refinancing, redemption or repurchase of Subordinated Notes permitted by Section 4.3 and Section 9.10(i), (ii) no Borrower shall, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that a Borrower may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payment thereof), or to reduce the interest rate or any fees in connection therewith, except that Parent may amend, modify, alter or change the terms of the Subordinated Notes so long as the scope and priority of liens securing the Subordinated Notes are not enlarged or improved thereby, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except for the redemption or repurchase of Subordinated Notes permitted by Section 9.10(i), and (iii) Borrowers shall furnish to Lender all notices or demands in connection with such Indebtedness either received by a Borrower or on its behalf, promptly after the receipt thereof, or sent by a Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

          (k)  the Canadian Guarantee;

          (l)    Indebtedness of a SPE in connection with a Securitization so long as (i) the amount of such Indebtedness does not exceed (A) One Hundred Ten Million Dollars ($110,000,000) in the aggregate at any one time if such Indebtedness is incurred during the period commencing as of the date hereof and continuing through the second anniversary of the date hereof, and (B) thereafter, One Hundred Twenty-Five Million Dollars ($125,000,000) in the aggregate at any one time, and (ii) the financial terms of the instruments or documents evidencing such Indebtedness are not materially adverse when compared to the term sheet with respect to a Securitization delivered to Lender, and the interest rate charged in respect to such Indebtedness does not exceed twelve percent (12%) per annum.

          (m)  other Indebtedness not listed above which outstanding amount shall not exceed (i) Five Million Dollars ($5,000,000) in the aggregate at any one time if such Indebtedness is incurred during the period commencing as of the date hereof and continuing through the second anniversary of the date hereof, and (ii) thereafter, Ten Million Dollars ($10,000,000) in the aggregate at any one time.

        9.10    Loans, Investments, Etc.    No Borrower shall, and no Borrower shall permit any Domestic Subsidiary to, directly or indirectly, make, or suffer or permit to exist, any loans or advances of money or property to any person, or any investment in (by capital contribution, dividend or otherwise), or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

          (a)  the endorsement of instruments for collection or deposit in the ordinary course of business;

          (b)  investments in cash or Cash Equivalents;

          (c)  investments in respect to any publicly traded securities, which public securities are traded in a nationally recognized stock exchange association, and which investment shall not exceed the sum of Two Million Dollars ($2,000,000), in the aggregate at any one time, at original cost plus the amount of proceeds from the sale of such publicly traded securities;

          (d)  the existing equity investments of any Borrower as of the date hereof in its Subsidiaries, provided, that such Borrower shall have no obligation to make any other investment in, or loans to, or other payments in respect of, any such Subsidiaries;

          (e)  investments of any Borrower in a SPE or of any Borrower or a SPE in a Subsidiary of a SPE, and investments of a SPE in the Securitization Assets;

          (f)    investments of any Borrower in a Subsidiary that is not a Domestic Subsidiary; provided that (i) as of the date of any payment in respect of such investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (ii) as of the date of any payment in respect of such investment and after giving effect thereto, Excess Availability (A) shall be not less than Twenty Million Dollars ($20,000,000) and (B) for each of the immediately preceding thirty (30) consecutive days shall have been not less than Twenty Million Dollars ($20,000,000), and (iii) the amounts so invested in any such Subsidiary may not exceed (1) Five Million Dollars ($5,000,000) in the aggregate plus (2) such additional amount as may be permitted under Section 9.12;

          (g)  equity investments of any Borrower or any Domestic Subsidiary in any wholly-owned Domestic Subsidiary formed or acquired after the date hereof, provided, that (i) promptly upon such formation or acquisition, Borrowers shall cause any such Subsidiary to execute and deliver to Lender, in form and substance satisfactory to Lender, (A) an absolute and unconditional guaranty of payment of the Obligations, (B) a security agreement granting to Lender a first security interest and lien (except as otherwise consented to in writing by Lender) upon all of the assets of such Subsidiary, and (C) such other agreements, documents and instruments as Lender may require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing Indebtedness of such new Subsidiary to Lender, (ii) promptly upon Lender's request: (A) the Borrower that formed such Subsidiary shall execute and deliver to Lender, in form and substance satisfactory to Lender, a pledge and security agreement granting to Lender a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of such Subsidiary, and (B) such Borrower shall deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company or other entity) together with stock powers with respect thereto duly executed in blank

  (or the equivalent thereof in the case of a limited liability company), (iii) as of the date of any payment in respect of such investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (iv) as of the date of any payment in respect of such investment and after giving effect thereto, Excess Availability (A) shall be not less than Twenty Million Dollars ($20,000,000) and (B) for each of the immediately preceding thirty (30) consecutive days shall have been not less than Twenty Million Dollars ($20,000,000), and (v) the amount so invested in any Subsidiary may not exceed (1) Ten Million Dollars ($10,000,000), provided that such Subsidiary conducts and engages in business similar to any business of Borrowers, plus (2) net profits after tax of such Subsidiary for each fiscal year during the term of this Agreement, which amount shall not be less than zero, plus (3) such additional amount as may be permitted under Section 9.12;

          (h)  equity investments of any Borrower in any other Borrower;

          (i)    stock or obligations issued to any Borrower by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Lender, upon Lender's request, together with such stock power, assignment or endorsement by Borrowers as Lender may request;

          (j)    obligations of account debtors to any Borrower arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to Borrower; provided, that promptly upon the receipt of the original of any such promissory note by Borrower, such promissory note shall be endorsed to the order of Lender by Borrowers and promptly delivered to Lender as so endorsed;

          (k)  the loans and advances set forth on Schedule 9.10 hereto; provided, that, as to such loans and advances, (i) Borrowers shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and (ii) Borrowers shall furnish to Lender all notices or demands in connection with such loans and advances either received by any Borrower or on its behalf, promptly after the receipt thereof, or sent by any Borrower or on its behalf, concurrently with the sending thereof, as the case may be;

          (l)    (i) redemptions or repurchases of the Subordinated Notes in connection with a refinancing of the Subordinated Notes, and (ii) subject to Section 9.12, redemptions or repurchases of the Subordinated Notes prior to the date of the refinancing required under Section 4.3;

          (m)  subject to Section 9.12, loans to suppliers and licensees in the ordinary course of business;

          (n)  loans to officers and employees in respect to the purchase of capital stock of Borrowers by such officers and employees not prohibited by Section 9.13 and which amount of loans shall not exceed Three Million Dollars ($3,000,000) in the aggregate at any one time; and

          (o)  extensions of trade credit in the ordinary course of business.

        9.11    Dividends and Redemptions.    Parent shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any of its Capital Stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except in accordance with Section 9.12 or except in any case in the form of shares of Capital Stock consisting of common stock.

        9.12    Further Restriction on Loans, Investments, Dividends and Redemptions.    Borrowers may (i) make the investments referred to in Section 9.10(f)(iii)(2) and 9.10(g)(v)(3), (ii) redeem the Subordinated Notes under Section 9.10(l)(ii), (iii) make the loans to suppliers or licensees referred to in Section 9.10(m), or (iv) take any action with respect to Capital Stock referred to in Section 9.11 only to the extent that (A) the amount expended in connection with or set aside for all such purposes shall not exceed in the aggregate Thirty-five Million Dollars ($35,000,000) plus twenty-five percent (25%) of the amount of net profits after tax reported on the consolidated financial statements of Parent prepared in accordance with GAAP for each fiscal year during the term of this Agreement, (B) Excess Availability (y) shall be not less than Twenty Million Dollars ($20,000,000) immediately after each such action and (z) for each of the immediately preceding thirty (30) consecutive days shall have been not less than Twenty Million Dollars ($20,000,000), and (C) no Default or Availability Compliance Period (related to an Availability Triggering Event) exists and no Default or Availability Triggering Event would be caused by the proposed action.

        9.13    Transactions with Affiliates.    No Borrower shall, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with any Borrower (other than another Borrower or a Subsidiary of a Borrower), except in the ordinary course of and pursuant to the reasonable requirements of Borrowers' business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm's length transaction with an unaffiliated person, except transactions relating to Shareholders Agreement to which Parent is a party or (b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or other Affiliate of any Borrower except any Borrower may (i) pay reasonable compensation to officers, employees and directors for services rendered to such Borrower in the ordinary course of business; (ii) pay expenses or make loans and advances to officers, employees and directors for bona fide business purposes, including but not limited to indemnification permitted under such Borrower's Bylaws, relocation, stock option exercises, travel or otherwise consistent with past practice; and (iii) satisfy obligations of such Borrower under transactions described in the notes to the consolidated financial statements of Parent for the year ended December 31, 2001, and continuations, renewals or extensions thereof in an amount not exceeding one hundred fifty percent (150%) in the aggregate of the original amount of such obligations without Lender's prior written consent which consent shall not be unreasonably withheld.

        9.14    Compliance with ERISA.    Borrowers shall and shall cause each of Borrowers' ERISA Affiliates to: (a) maintain each Plan (other than a Multiemployer Plan) in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject any Borrower or such ERISA Affiliate to a material tax or penalty or other material liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

        9.15    End of Fiscal Years, Fiscal Quarters.    Parent shall, for financial reporting purposes, cause its, and each of its Subsidiaries' (a) fiscal years to end on December 31 or the Saturday or Sunday closest to December 31 of each year and (b) fiscal quarters to end on the Saturday closest to each calendar quarter end.

        9.16    Change in Business.    Borrowers shall not engage in any business other than the business of Borrowers on the date hereof and any business reasonably related, ancillary or complimentary to the business in which Borrowers are engaged on the date hereof.

        9.17    Limitation of Restrictions Affecting Subsidiaries.    Borrowers shall not, directly or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Domestic Subsidiary of any Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to any Borrower or any Subsidiary of any Borrower; (b) make loans or advances to any Borrower or any Subsidiary of any Borrower, (c) transfer any of its properties or assets to any Borrower or any Subsidiary of any Borrower; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or any of its Subsidiaries, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of any Borrower or its Subsidiary, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of any Borrower prior to the date on which such Subsidiary was acquired by such Borrower and outstanding on such acquisition date, (vi) any Securitization Documents and (vii) the extension or continuation of contractual obligations in existence on the date hereof; provided, that any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Lender than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

        9.18    Net Worth.    Borrowers shall, at all times through and including June 30, 2004, maintain Adjusted Tangible Net Worth of not less than One Hundred Million Dollars ($100,000,000) and shall, at all times after June 30, 2004 maintain Net Worth of not less than One Hundred Ten Million Dollars ($110,000,000). Compliance with the requirements of this section will be tested for each fiscal quarter upon delivery of the financial statements as of the end of such fiscal quarter; provided that such compliance will not be tested except during any Availability Compliance Period (related to an Availability Triggering Event).

        9.19    License Agreements.

          (a)  Each Borrower shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.19(b) below, such Borrower may cancel, surrender or release any material License Agreement in the ordinary course of the business of Borrowers; provided, that Borrowers shall give Lender not less than thirty (30) days prior written notice of such Borrower's intention to so cancel, surrender and release any such material License Agreement, (iv) give Lender prompt written notice of any material License Agreement entered into by any Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Lender may request, (v) give Lender prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Lender (promptly upon the receipt thereof by any Borrower in the case of a notice to any Borrower, and concurrently with the sending thereof in the case of a notice from any Borrower) a copy of each notice of default and every other notice and other communication received or delivered by any Borrower in connection with any material License Agreement which relates to the right of any Borrower to continue to use the property subject to such License Agreement, and (vi) furnish to Lender, promptly upon the request of Lender, such information and evidence as Lender may require from time to time concerning the observance, performance and compliance by any Borrower or the other party or parties thereto with the terms, covenants or provisions of any material License Agreement.

          (b)  Borrowers will either exercise any option to renew or extend the term of each material License Agreement in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Lender or give Lender prior written notice that a Borrower does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of any Borrower to extend or renew any material License Agreement, Lender shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Lender or in the name and behalf of any Borrower, as Lender shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Lender may, but shall not be required to, perform any or all of such obligations of any Borrower under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower thereunder. Any sums so paid by Lender shall constitute part of the Obligations.

        9.20    Costs and Expenses.    Borrowers shall pay to Lender on demand all the actual costs and reasonable expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all the actual costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all the actual costs and expenses and fees for insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, actual costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) actual costs and reasonable expenses of preserving and protecting the Collateral; (e) actual costs and reasonable expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrowers' operations, plus a per diem charge at the rate of Eight Hundred Dollars ($800) per person per day for Lender's examiners in the field and office, provided that Borrowers shall be required to pay for only two (2) such field audits in any twelve (12) month period unless an Event of Default or an Availability Triggering Event occurs; (g) all actual costs and expenses in connection with background investigations of the principals of Borrowers; and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Lender in connection with the preparation of this Agreement and the other Financing Agreements or any of the foregoing. The amount of any deposit given by Borrowers to Lender in connection with this

Agreement remaining after payment of all fees, costs and expenses incurred by Lender in connection with any audit or field examination of Borrowers and their Subsidiaries and Affiliates or the preparation and negotiation of the Financing Documents shall be applied against the amounts owing under this Section 9.20.

        9.21    Further Assurances.    At the request of Lender at any time and from time to time, Borrowers shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of any Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied.

        SECTION 10.    EVENTS OF DEFAULT AND REMEDIES

        10.1    Events of Default.    The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

          (a)  (i) Borrowers fail to pay any of the Obligations within two (2) Business Days after the same becomes due and payable, or (ii) any Borrower or any Obligor fails to perform any of the covenants contained in Sections 9.1, 9.7 through 9.18 of this Agreement and such failure shall continue for ten (10) Business Days, or (iii) Borrowers fail to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 6.3, 6.4, 10.1(a)(i) and 10.1(a)(ii) above and such failure shall continue for thirty (30) days; provided, that the cure periods specified above shall not apply in the case of (A) any failure to observe any covenant that is not capable of being cured at all or within the applicable period or which has been the subject of a prior failure within the preceding six (6) month period or (B) any failure by Borrowers to pursue a cure diligently and promptly during the applicable period;

          (b)  any representation, warranty or statement of fact made by any Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

          (c)  any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guaranty, endorsement or other agreement of such party in favor of Lender;

          (d)  any judgment for the payment of money is rendered against any Borrower or any Obligor in excess of Five Million Dollars ($5,000,000) in any one case or in excess of Ten Million Dollars ($10,000,000) in the aggregate, in each case in excess of applicable insurance coverage and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or any Obligor or any of their assets;

          (e)  any Borrower dissolves or suspends or discontinues doing business;

          (f)    Borrowers or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

          (g)  a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days, or if such case or proceeding is under any receivership, within thirty (30) days, after the date of its filing or any Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

          (h)  a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or any Obligor or for all or any part of its property; or

          (i)    any default by any Borrower or any Obligor under any agreement, document or instrument relating to any Indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent Indebtedness in connection with any guaranty, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of Five Million Dollars ($5,000,000), which default continues for more than the applicable cure period, if any, with respect thereto, or any default by any Borrower or any Obligor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto;

          (j)    any bank at which any deposit account of any Borrower is maintained shall fail to comply with instructions regarding the disposition of funds in accordance with the terms of any Deposit Account Control Agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Borrower shall fail to comply with instructions regarding the disposition of investment property in accordance with the terms of any Investment Property Control Agreement to which such person is a party;

          (k)  any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Lender) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

          (l)    an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of Five Million Dollars ($5,000,000);

          (m)  any Change of Control shall occur;

          (n)  the indictment by any Governmental Authority, or as Lender may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Borrower or any Obligor of which any Borrower, any Obligor or Lender receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of

  Lender, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral or property of any Obligor having a value in excess of One Million Dollars ($1,000,000) or (ii) any other property of any Borrower or any Obligor which is necessary or material to the conduct of its business;

          (o)  a material impairment of Borrowers' ability to perform their obligations under the Financing Agreements or of Lender's ability to enforce the Obligations or realize upon the Collateral, or a material impairment of the enforceability or priority of Lender's liens or security interests with respect to the Collateral as a result of an action or failure to act on the part of a Borrower;

          (p)  there shall be an event of default under any of the other Financing Agreements;

          (q)  there shall be a default or event of default under the Canadian Facility; or

          (r)  there shall be a failure of one or more of the conditions set forth in Section 4.3.

        10.2    Remedies.

          (a)  At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrowers or any Obligor to collect the Obligations without prior recourse to any Obligor or any of the Collateral.

          (b)  Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrowers, at Borrowers' expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrowers, which right or equity of redemption is hereby expressly waived and released by Borrowers and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers waive any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrowers waive the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrowers will either, as Lender shall specify, furnish cash collateral to the issuer to be used to secure and fund Lender's reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred five percent (105%) of the amount of the Letter of Credit Accommodations plus the amount of any reasonable fees and expenses payable in connection therewith through the end of the expiration of such Letter of Credit Accommodations.

          (c)  Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, enforce any Borrower's rights against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Lender may at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Receivables directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrowers shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Lender's request, hold the returned Inventory in trust for Lender, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Lender's instructions, and not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

          (d)  To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), Borrowers acknowledge and agree that it is not commercially unreasonable for Lender (i) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as Borrowers, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to the Lender a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or disposition of any of the Collateral. Borrowers acknowledge that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in Lender's exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to Borrowers or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

          (e)  For the purpose of enabling Lender to exercise the rights and remedies hereunder, Borrowers hereby grant to Lender, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Borrowers) to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

          (f)    Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrowers shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all reasonable costs and expenses of collection or enforcement, including reasonable attorneys' fees and legal expenses.

          (g)  Without limiting the foregoing, upon the occurrence of a Default or Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrowers.

        SECTION 11.    JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

        11.1    Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

          (a)  The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California (applicable to contracts made and performed in such State).

          (b)  Borrowers and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the state and federal courts located in Los Angeles County, California, whichever Lender may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against such Borrower or its property).

          (c)  Borrowers hereby waive personal service of any and all process upon it and consent that all such service of process may be made by certified mail (return receipt requested) directed to their address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrowers in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrowers shall appear in answer to such process, failing which Borrowers shall be deemed in default and judgment may be entered by Lender against Borrowers for the amount of the claim and other relief requested.

          (d)  BORROWERS AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWERS OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (e)  Lender shall not have any liability to Borrowers (whether in tort, contract, equity or otherwise) for losses suffered by Borrowers in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of Lender. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Except as prohibited by law, Borrowers waive any right which any of them may have to claim or recover in any litigation with Lender any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Borrowers: (i) certify that neither Lender nor any representative, agent or attorney acting for or on behalf of Lender has represented, expressly or otherwise, that Lender would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledge that in entering into this Agreement and the other Financing Agreements, Lender is relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

        11.2    Waiver of Notices.    Borrowers hereby expressly waive demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrowers which Lender may elect to give shall entitle Borrowers to any other or further notice or demand in the same, similar or other circumstances.

        11.3    Amendments and Waivers.    Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, and as to amendments, as also signed by an authorized officers of Borrowers. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

        11.4    Waiver of Counterclaims.    Borrowers waive all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

        11.5    Indemnification.    Borrowers shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except for losses, claims, damages, liabilities, costs and expenses arising from the gross negligence or willful misconduct of any such indemnified party as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

        SECTION 12.    TERM OF AGREEMENT; MISCELLANEOUS

        12.1    Term.

          (a)  This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date four (4) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof; provided that in any event this Agreement will terminate upon termination of the Canadian Facility. Lender or Borrowers may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that this Agreement and all other Financing Agreements must be terminated simultaneously. In addition, Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Lender (which notice shall be irrevocable) and Lender may terminate this Agreement at any time on or after an Event of Default. Upon the effective date of termination or non-renewal of this Agreement, Borrowers shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender (or at Lender's option, a letter of credit issued for the account of Borrowers and at Borrowers' expense, in form and substance satisfactory to Lender, by an issuer acceptable to Lender and payable to Lender as beneficiary) in such amounts as Lender determines are reasonably necessary to secure (or reimburse) Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrowers for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrowers to the bank account designated by Lender are received in such bank account later than 12:00 noon, Los Angeles time.

          (b)  No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrowers of their respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, Borrowers waive any rights which they may have under the UCC to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to any Borrower, or to file them with any filing office, unless and until this Agreement is terminated in accordance with its terms and all of the Obligations are paid and satisfied in full in immediately available funds.

          (c)  If for any reason this Agreement is terminated prior to the end of the then current term or renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrowers agree to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

		Amount		Period
(i)	•	one percent (1.00%) of the Maximum Credit	•	From the date hereof to and including September 26, 2003
(ii)	•	one-fourth percent (0.25%) of the Maximum Credit	•	From September 27, 2003 to and including September 26, 2005

  •
  Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrowers agree that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to any Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

          (d)  Notwithstanding the provisions of Section 12.1(c) and provided there is no Default or Event of Default, the Borrowers may elect to reduce the Maximum Credit by an amount of up to Fifteen Million Dollars ($15,000,000) without becoming liable for any early termination fee in respect of such reduction. Such election may be made only once and may be made at any time during the original term of this Agreement, but not during any renewal term. In addition, Borrowers will not be liable for an early termination fee under Section 12.1(c) if the termination of this Agreement results from repayment with the proceeds of a credit facility provided by Wachovia Bank, National Association or using the proceeds of a sale of one or more of the Borrowers.

        12.2    Interpretive Provisions.

          (a)  All terms used herein which are defined in Division 1 or Division 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

          (b)  All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

          (c)  All references to Borrower, Borrowers and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

          (d)  The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

          (e)  The word "including" when used in this Agreement shall mean "including, without limitation".

          (f)    All references to the term "good faith" used herein when applicable to Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers shall have the burden of proving any lack of good faith on the part of Lender alleged by Borrowers at any time.

          (g)  An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Lender, if such Event of Default is capable of being cured as determined by Lender.

          (h)  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrowers most recently received by Lender prior to the date hereof.

          (i)    In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

          (j)    Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

          (k)  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (l)    This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

          (m)  This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Lender and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Lender merely because of Lender's involvement in their preparation.

        12.3    Notices.    All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the addresses designated on the signature page hereto or to such other address as any party may designate by notice in accordance with this Section.

        12.4    Partial Invalidity.    If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

        12.5    Successors.    This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrowers and their respective successors and assigns, except that Borrowers may not assign their rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrowers, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation; provided, however, that if such financial institution is not domiciled in the United States or such financial institution and its Affiliates have assets of less than One Billion Dollars ($1,000,000,000) on a consolidated basis, Lender shall obtain a Borrower's prior written consent.

        12.6    Entire Agreement.    This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

        12.7    Counterparts, Etc.    This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

        12.8    Confidentiality.

          (a)  Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrowers pursuant to this Agreement, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which Lender is a party, (iv) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 12.8, or (v) to counsel for Lender or any participant or assignee (or prospective participant or assignee).

          (b)  In no event shall this Section 12.8 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower or any third party without breach of this Section 12.8 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Lender on a non-confidential basis from a person other than Borrowers, (iii) require Lender to return any materials furnished by any Borrower to Lender or (iv) prevent Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Lender under this Section 12.8 shall supersede and replace the obligations of Lender under any confidentiality letter signed prior to the date hereof.

        SECTION 13.    JOINT AND SEVERAL LIABILITY AND SURETYSHIP WAIVERS

        13.1    Independent Obligations; Subrogation.    The Obligations of each Borrower hereunder are joint and several. To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy which either may now have or hereafter acquire against any other Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Lender against any Borrower or any Collateral which Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations are fully paid and finally discharged. In addition, each Borrower hereby waives any right to proceed against the other Borrowers, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations until the Obligations are fully paid and finally discharged. Each Borrower also hereby waives any rights of recourse to or with respect to any asset of the other Borrowers until the Obligations are fully paid and finally discharged.

        13.2    Authority to Modify Obligations and Security.    Each Borrower authorizes Lender, without notice or demand and without affecting any Borrower's liability hereunder, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations, to: (a) renew, extend, accelerate, or otherwise change the time for payment of, or otherwise change any other term or condition of, any document or agreement evidencing or relating to any Obligations as such Obligations relate to the other Borrowers, including, without limitation, to increase or decrease the rate of interest thereon; (b) accept, substitute, waive, defease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing the other Borrowers' Obligations; (c) apply any and all such Collateral and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; (d) deal with the other Borrowers as Lender may elect; (e) in Lender's sole discretion, settle, release on terms satisfactory to Lender, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any of the other Borrowers' Obligations and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof; (f) apply any and all payments or recoveries from the other Borrowers as Lender, in its sole discretion may determine, whether or not such indebtedness relates to the Obligations; all whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and (g) apply any sums realized from Collateral furnished by the other Borrowers upon any of its indebtedness or obligations to Lender as it in its sole discretion may determine, whether or not such indebtedness relates to the Obligations; all without in any way diminishing, releasing or discharging the liability of any Borrower hereunder.

        13.3    Waiver of Defenses.    Upon an Event of Default by any Borrower in respect of any Obligations, and except as required in Section 726 of the California Code of Civil Procedure, Lender may, at its option and without additional notice to any Borrower, proceed directly against any Borrower to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower waives any right to require Lender to: (a) proceed against the other Borrowers or any other person whomsoever; (b) proceed against or exhaust any Collateral given to or held by Lender in connection with the Obligations; (c) give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein; or (d) pursue any other remedy in Lender's power whatsoever. A separate action or actions may be brought and prosecuted against any Borrower whether or not action is brought against the other Borrowers and whether the other Borrowers be joined in any such action or actions; and each Borrower agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability hereunder.

        13.4    Exercise of Lender's Rights.    Each Borrower hereby authorizes and empowers Lender in its sole discretion, without any notice or demand to such Borrower whatsoever and without affecting the liability of such Borrower hereunder, to exercise any right or remedy which Lender may have available to it against the other Borrowers.

        13.5    Additional Waivers.    Each Borrower waives any defense arising by reason of any disability or other defense of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers or by reason of any act or omission of Lender or others which directly or indirectly results in or aids the discharge or release of the other Borrowers or any Obligations or any Collateral by operation of law or otherwise. The Obligations shall be enforceable against each Borrower without regard to the validity, regularity or enforceability of any of the Obligations with respect to any of the other Borrowers or any of the documents related thereto or any collateral security documents securing any of the Obligations. No exercise by Lender of, and no omission of Lender to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of Lender against any Borrower or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations or any Collateral furnished by the Borrowers or give to the Borrowers any right of recourse against Lender. Each Borrower specifically agrees that the failure of Lender (a) to perfect any lien on or security interest in any property heretofore or hereafter given any Borrower to secure payment of the Obligations, or to record or file any document relating thereto or (b) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower, shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any Borrower hereunder.

        13.6    Additional Indebtedness.    Additional Obligations may be created from time to time at the request of any Borrower and without further authorization from or notice to any other Borrowers even though the borrowing Borrowers' financial condition may deteriorate since the date hereof. Each Borrower waives the right, if any, to require Lender to disclose to such Borrower any information it may now have or hereafter acquire concerning the other Borrowers' character, credit, Collateral, financial condition or other matters. Each Borrower has established adequate means to obtain from the other Borrowers on a continuing basis financial and other information pertaining to such Borrower's business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrowers and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal. Lender need not inquire into the powers of any Borrower or the authority of any of its officers, directors, partners or agents acting or purporting to act in its behalf, and any obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All obligations of each Borrower to Lender heretofore, now or hereafter created shall be deemed to have been granted at each Borrower's special insistence and request and in consideration of and in reliance upon this Agreement.

        13.7    Subordination.    Except as otherwise provided in this Section 13.7, any indebtedness of any Borrower now or hereafter owing to any other Borrowers is hereby subordinated to the Obligations, whether heretofore, now or hereafter created, and whether before or after notice of termination hereof, and, following the occurrence and during the continuation of an Event of Default, no Borrower shall, without the prior consent of Lender, pay in whole or in part any of such indebtedness nor will any such Borrower accept any payment of or on account of any such indebtedness at any time while such Borrower remains liable hereunder. At the request of Lender, after the occurrence and during the continuance of an Event of Default, each Borrower shall pay to Lender all or any part of such subordinated indebtedness and any amount so paid to Lender at its request shall be applied to payment of the Obligations. Each payment on the indebtedness of any Borrower to the other Borrowers received in violation of any of the provisions hereof shall be deemed to have been received by any other Borrowers as trustee for Lender and shall be paid over to Lender immediately on account of the Obligations, but without otherwise affecting in any manner any such Borrower's liability under any of the provisions of this Agreement. Each Borrower agrees to file all claims against the other Borrowers in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any indebtedness of the other Borrowers to such Borrower, and Lender shall be entitled to all of any such Borrower's rights thereunder. If for any reason any such Borrower fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, Lender, as such Borrower's attorney-in-fact, is hereby authorized to do so in Borrowers' name or, in Lender's discretion, to assign such claim to, and cause a proof of claim to be filed in the name of, Lender's nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Lender the full amount payable on the claim in the proceeding, and to the full extent necessary for that purpose any such Borrower hereby assigns to Lender all such Borrower's rights to any payments or distributions to which such Borrower otherwise would be entitled. If the amount so paid is greater than any such Borrower's liability hereunder, Lender will pay the excess amount to the party entitled thereto.

        13.8    Revival.    If any payments of money or transfers of property made to Lender by any Borrower should for any reason subsequently be declared to be, or in Lender's counsel's good faith opinion be determined to be, fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called "voidable transfers") under the Bankruptcy Code or any other federal or state law and Lender is required to repay or restore, or in Lender's counsel's opinion may be so liable to repay or restore, any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all reasonable costs and expenses (including reasonable attorneys' fees) of Lender related thereto, such Borrower's liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to Lender.

        13.9    Understanding of Waivers.    Each Borrower warrants and agrees that the waivers set forth in this Section 13 are made with full knowledge of their significance and consequences. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

        IN WITNESS WHEREOF, Lender, the Arranger and Administrative Agent and Borrowers have caused these presents to be duly executed as of the day and year first above written.

LENDER	BORROWERS

CONGRESS FINANCIAL CORPORATION (WESTERN)	GUESS ?, INC.

By:	By:
Name:	Name:
Title:	Title:

Address For Notices:	Address for Notices:

251 South Lake Avenue, Suite 900 Pasadena, California 91101	1444 South Alameda Street Los Angeles, California 9021
Attn:	Attn: Ralph W. Flick
Telephone: (626) 304-4900	Telephone: (213) 765-3210
Facsimile: (626) 304-4949	Facsimile: (213) 765-0911

1444 South Alameda Street Los Angeles, California 9021
Attn: Frederick G. Silny
Telephone: (213) 765-3504
Facsimile: (213) 765-5927

THE ARRANGER AND ADMINISTRATIVE AGENT

WACHOVIA SECURITIES, INC.	GUESS? RETAIL, INC.

By:	By:
Name:	Name:
Title:	Title:

Address For Notices:	Address for Notices:

1444 South Alameda Street
Los Angeles, California 9021
Attn:	Attn: Ralph W. Flick
Telephone:	Telephone: (213) 765-3210
Facsimile:	Facsimile: (213) 765-0911

1444 South Alameda Street Los Angeles, California 9021
Attn: Frederick G. Silny
Telephone: (213) 765-3504
Facsimile: (213) 765-5927

GUESS.COM, INC.

By:
Name:
Title:

Address for Notices:

1444 South Alameda Street Los Angeles, California 9021
Attn: Ralph W. Flick
Telephone: (213) 765-3210
Facsimile: (213) 765-0911

1444 South Alameda Street Los Angeles, California 9021
Attn: Frederick G. Silny
Telephone: (213) 765-3504
Facsimile: (213) 765-5927

EXHIBIT A

Information Certificate

EXHIBIT B

Form of Compliance Certificate

SCHEDULE 4.1

Permitted Locations

Central Collection Deposit Accounts

Customs Brokers

SCHEDULE 5.2(b)

Chattel Paper and Instruments

SCHEDULE 5.2(f)

Letters of Credit, etc.

SCHEDULE 5.2(g)

Commercial Tort Claims

SCHEDULE 8.4

Liens

SCHEDULE 8.8

Environmental Disclosures

SCHEDULE 8.10

Intellectual Property

SCHEDULE 8.12

Labor Relations

SCHEDULE 8.14

Material Contracts

SCHEDULE 9.9

Indebtedness

SCHEDULE 9.10

Loans and Advances

QuickLinks

  EXHIBIT 10.1
LOAN AND SECURITY AGREEMENT
TABLE OF CONTENTS
INDEX TO EXHIBITS AND SCHEDULES
LOAN AND SECURITY AGREEMENT
EXHIBIT A Information Certificate
EXHIBIT B Form of Compliance Certificate
SCHEDULE 4.1 Permitted Locations Central Collection Deposit Accounts Customs Brokers
SCHEDULE 5.2(b) Chattel Paper and Instruments
SCHEDULE 5.2(f) Letters of Credit, etc.
SCHEDULE 5.2(g) Commercial Tort Claims
SCHEDULE 8.4 Liens
SCHEDULE 8.8 Environmental Disclosures
SCHEDULE 8.10 Intellectual Property
SCHEDULE 8.12 Labor Relations
SCHEDULE 8.14 Material Contracts
SCHEDULE 9.9 Indebtedness
SCHEDULE 9.10 Loans and Advances